                         FIRST MANITOWOC BANCORP, INC.
                            402 NORTH EIGHTH STREET
                           MANITOWOC, WISCONSIN 54220
                                 (920)684-6611


                                                                  May      ,2005


Dear Shareholder,


     The Board of Directors (the "Board") of First Manitowoc Bancorp, Inc. (the "Corporation") has been increasingly concerned about the costs and management time required for compliance with the Sarbanes-Oxley Act of 2002 and satisfaction of reporting requirements under the Securities Exchange Act of 1934. In 2004, the expenses were approximately $660,000 and we expect they will continue to exceed $300,000 on an annual basis. We believe our shareholders gain little if any benefit from these compliance and reporting costs, since the Corporation and our subsidiary, First National Bank in Manitowoc (the "Bank"), are already regulated and subject to examination by the Federal Reserve and by the Comptroller of the Currency and Federal Deposit Insurance Corporation, respectively.



     Consequently, the Board has approved a transaction (the "Transaction") to reduce the number of record holders of Corporation stock to below 300. Once below 300 shareholders of record, we will terminate registration with the Securities Exchange Commission, eliminating the related compliance and reporting expenses. The Transaction will be accomplished by merging the Corporation into a wholly-owned subsidiary created solely for that purpose. Corporation shareholders who own fewer than 1,000 shares will receive $19.60 in cash for each of their shares. Corporation shareholders owning 1,000 or more shares will have their shares exchanged for shares of the newly merged corporation (the "Merged Corporation"). Newly issued shares of the Merged Corporation will be subject to certain transfer restrictions, including the Merged Corporation having a right of first refusal on proposed stock sales. The transfer restrictions are designed to keep the number of shareholders from increasing to the point where Sarbanes-Oxley compliance and/or Securities Exchange Act reporting would again become necessary. While the cash exchange will affect less than 3% of the total Corporation shares outstanding, it will reduce the number of shareholders of record to below 300.


     The officers, directors and employees of the Corporation will occupy the same positions in the Merged Company they presently occupy in the Corporation. There will be no personnel changes or changes in operations at the Bank. The attached Information Statement and Schedule 13E-3 provide more detailed information on the transaction.


     Because of the uncertainty of timing for completion of the Merger, the Board has postponed and does not expect to hold a normal annual meeting of Corporation shareholders this year. While the Merged Corporation would not be required to hold a shareholder meeting until 2006, it expects to hold an informational meeting on or about September 19, 2005 to update continuing shareholders concerning both operations and the results of the merger.



     No shareholder action is necessary to approve the merger. The Board of Directors believes the Merger and the cost savings resulting from termination of registration are in the best, long-term, interests of the Corporation and its shareholders. Upon completion of the Merger, you will receive further information on how your Corporation shares will be exchanged for either cash or shares of the Merged Corporation.


Sincerely,

ROBERT S. WEINERT                               THOMAS J. BARE
Chairman of the Board                           President and Treasurer

                         FIRST MANITOWOC BANCORP, INC.

                             INFORMATION STATEMENT
                    MERGER OF FIRST MANITOWOC BANCORP, INC.
                                 WITH AND INTO
            SOUTHEASTERN FIRST MANITOWOC BANCORP OF WISCONSIN, INC.

     This information statement (this "Information Statement") and the accompanying Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") is provided to shareholders of First Manitowoc Bancorp, Inc. ("FMB") in connection with the merger of FMB with and into Southeastern First Manitowoc Bancorp of Wisconsin, Inc. ("Southeastern"), pursuant to a plan of merger adopted by the boards of directors of FMB and Southeastern on February 22, 2005. Southeastern, a wholly-owned subsidiary of FMB will be the surviving corporation in the merger and the successor holding company of FMB's operating subsidiary, First National Bank in Manitowoc. Upon completion of the merger, Southeastern will amend its Articles of Incorporation and Bylaws to adopt the First Manitowoc Bancorp., Inc. name.


     At the effective time of the merger, without any action by shareholders,
(i) each share of FMB common stock, $1.00 par value per share ("FMB common stock"), held by a shareholder who holds fewer than 1,000 shares of FMB common stock will be converted into the right to receive $19.60 in cash without interest; and (ii) each share of FMB common stock held by a shareholder who holds 1,000 or more shares of FMB common stock will be converted into the right to receive one share of the common stock of Southeastern, $0.01 par value per share.


     Under Wisconsin law, your vote is not required to effect the merger. Accordingly, this Information Statement is provided to you in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and Wisconsin Business Corporation Law for information purposes only.

     If you have any questions regarding this Information Statement, please contact FMB at the address, telephone number or email address set forth on the back cover of this Information Statement. If you would like additional copies of this document, please contact FMB and copies will be furnished to you promptly, free of charge.

     No person has been authorized to give any information or to make any representations in connection with the plan of merger or the merger other than those contained in this Information Statement, the Schedule 13E-3 or in the letter of transmittal. If made or given, any recommendation or other information should not be relied upon as having been authorized by us.

                 PLEASE READ THIS ENTIRE INFORMATION STATEMENT.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Information Statement is May [ - ], 2005.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
  Certain Definitions.......................................    1
  Forward-Looking Statements................................    1
SUMMARY TERM SHEET..........................................    2
  Parties Involved in the Proposed Transaction..............    2
  Record Date...............................................    2
  Structure of the Transaction..............................    3
  Purpose of the Merger.....................................    3
  Our Reasons for Pursuing the Merger.......................    3
  Certain Effects of the Merger.............................    4
  Valuation of FMB Common Stock.............................    4
  Shareholder Approval......................................    4
  Appraisal Rights..........................................    5
  Material U.S. Federal Income Tax Considerations...........    5
  Contact Information.......................................    5
QUESTIONS AND ANSWERS.......................................    5
SPECIAL FACTORS.............................................    7
  Background of the Merger Proposal.........................    7
  Purpose of the Merger.....................................   10
  Our Reasons For Pursuing the Merger.......................   10
  Alternative Transactions Considered.......................   11
  Effects of the Merger.....................................   13
  Position of FMB as to the Fairness of the Merger to
     Unaffiliated Shareholders..............................   14
  Position of Southeastern as to the Fairness of the Merger
     to Unaffiliated Shareholders...........................   16
  Approval of Shareholders..................................   17
  Provisions for Unaffiliated Shareholders..................   17
  Approval of FMB Directors.................................   19
  Other Offers..............................................   19
  Interests of Certain Directors and Officers in the
     Transaction............................................   19
  Financial Projections.....................................   19
  Report of Financial Advisor...............................   20
RISK FACTORS................................................   29
THE TRANSACTION.............................................   29
  Material Terms............................................   29
  Dividends and Distributions...............................   31
  Reasons for Engaging in Merger............................   31
  Vote Required.............................................   31
  Regulatory Requirements...................................   31
  Operations of FMB's Business Following the Merger.........   31
  Termination of Exchange Act Registration..................   32
  Calculation of Minimum Share Ownership....................   33
  Exchange of Certificates..................................   33
MATERIAL CHANGES IN RIGHTS OF CONTINUING SHAREHOLDERS.......   34
SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION..........   35

                                                              PAGE
                                                              ----
INFORMATION ABOUT FMB AND ITS AFFILIATES....................   36
  About FMB and Its Business................................   36
  About Southeastern........................................   36
  Directors and Executive Officers of FMB...................   36
  Directors and Executive Officers of Southeastern..........   38
  Interest in Securities of FMB.............................   39
  Use of Securities Acquired and Plans or Proposals.........   40
  Market Price and Dividend Information.....................   41
  Description of FMB Common Stock and Number of
     Shareholders...........................................   41
  Description of Surviving Corporation Common Stock and
     Number of Shareholders.................................   42
  Certain Relationships.....................................   43
  Solicitation or Recommendation............................   43
SELECTED HISTORICAL FINANCIAL DATA..........................   43
APPRAISAL RIGHTS AND DISSENTERS' RIGHTS; ESCHEAT LAWS.......   47
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.............   48
  U.S. Federal Income Tax Withholding For Non-U.S.
     shareholders...........................................   48
  Backup Withholding........................................   49
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   49

APPENDIX A TRANSACTION STATEMENT ON SCHEDULE 13E-3
APPENDIX B PLAN OF MERGER
APPENDIX C ARTICLES OF INCORPORATION OF SOUTHEASTERN
APPENDIX D ARTICLE VII OF SOUTHEASTERN'S BYLAWS

                                  INTRODUCTION

     We are furnishing this information statement (this "Information Statement") and the accompanying Transaction Statement on Schedule 13E-3, which is attached as Appendix A to this Information Statement, to holders of common stock, $1.00 par value per share, of FMB in connection with the merger of FMB with and into Southeastern, a newly-formed, wholly-owned subsidiary of FMB. Southeastern will be the surviving corporation in the merger. Our board of directors and the board of directors of Southeastern approved the plan of merger and the merger transaction described in this Information Statement on February 22, 2005. The merger is designed to allow us to pursue the future operations of our business as a private corporation without being subject to registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). By effecting the merger, we expect to reduce the number of persons holding an equity interest in our business to less than 300, thereby allowing us to terminate registration of our common stock under the Exchange Act.

     We do not expect our business or corporate image to change following the merger, except as described in this Information Statement. For example, when the merger is completed, all of FMB's directors and officers will serve in identical capacities as directors and officers of the surviving corporation. In addition, the day-to-day operations of our subsidiary, First National Bank in Manitowoc, a national banking association, will remain the same. We do not expect the merger to have any impact on First National Bank's employees or customer service. Finally, following completion of the merger, the surviving corporation will adopt FMB's corporate name, logos and other identifying marks by filing articles of amendment with the State of Wisconsin, changing the surviving corporation's name from "Southeastern First Manitowoc Bancorp of Wisconsin, Inc." to "First Manitowoc Bancorp, Inc."

CERTAIN DEFINITIONS

     In this Information Statement, when we refer to "FMB," "the company," "our company," "we," "our" and "us," we are referring to First Manitowoc Bancorp, Inc., a Wisconsin corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. When we refer to "First National Bank," we are referring to First National Bank in Manitowoc, a national banking association and a wholly-owned subsidiary of FMB. When we refer to "the merger subsidiary," "the surviving corporation" or "Southeastern," we are referring to Southeastern First Manitowoc Bancorp of Wisconsin, Inc., a Wisconsin corporation and wholly-owned subsidiary of FMB. We may refer to the board of directors of FMB as "our board of directors" or "the FMB board of directors." We refer to the common stock of FMB, $1.00 par value per share, as "FMB common stock," or "surviving corporation common stock" and the common stock of Southeastern, par value $0.01 per share, as "Southeastern common stock." When we refer to "the plan of merger," we are referring to the plan of merger set forth in the Articles of Merger approved by our board of directors on February 22, 2005, which will be filed with the Wisconsin Department of Financial Institutions on the closing date of the merger. We refer to the merger of FMB with and into Southeastern as "the merger."

     You are "a redeeming shareholder" if you hold fewer than 1,000 shares of FMB common stock on the record date. You are "a continuing shareholder" if you hold 1,000 or more shares of FMB common stock on the record date. In addition, we consider you a continuing shareholder with respect to all shares you hold in the First National Bank in Manitowoc 401(k) Profit Sharing Plan (the "Profit Sharing Plan"), as we will deem the nominee for the Profit Sharing Plan to be the beneficial owner of all shares held in individual shareholder accounts. If you otherwise hold FMB common stock in a street name account, each such account will be treated separately as a redeeming shareholder or a continuing shareholder depending on the number of shares in each account.

FORWARD-LOOKING STATEMENTS

     This Information Statement contains forward-looking statements. The forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the merger, the plan of merger, the company itself, the economy and the banking industry. Words such as "anticipates," "believes," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements.

These statements include financial forecasts, which are of limited value as they are only judgments and are dependent upon many assumptions and factors beyond the control of FMB; and FMB makes no representations or warranties regarding the accuracy of these forecasts. The forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecast. Risk factors include, but are not limited to, changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the merger; the ability of the company to effectively implement the merger; and whether and how quickly the company is able to achieve all of the cost savings anticipated from the merger.

                               SUMMARY TERM SHEET


     This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement, including the information incorporated by reference and the annexes. You may obtain copies of documents incorporated by reference in this Information Statement without charge by following the instructions under "WHERE YOU CAN FIND ADDITIONAL INFORMATION," beginning on page 49.



PARTIES INVOLVED IN THE PROPOSED TRANSACTION (PAGE 36)


     - First Manitowoc Bancorp, Inc. -- FMB is a Wisconsin corporation and registered bank holding company. FMB engages in its business through its subsidiary, First National Bank in Manitowoc, a national banking association. First National Bank and the merger subsidiary are FMB's only subsidiaries. Our principal executive offices are located at 402 North Eighth Street, Manitowoc, Wisconsin 54221-0010. Our main telephone number is (920)684-6611.

     - Southeastern First Manitowoc Bancorp of Wisconsin, Inc. -- Southeastern is a recently formed Wisconsin corporation established by FMB solely for the purpose of effecting the merger. Prior to the merger, FMB will be the sole shareholder of Southeastern. Southeastern's principal executive offices are located at 402 North Eighth Street, Manitowoc, Wisconsin 54221-0010. Its telephone number is (920) 684-6611.

RECORD DATE


     If you owned shares of FMB common stock at the close of business on February 25, 2005, the record date for the merger (the "record date"), you are entitled to notice of the merger, to participate in the merger, and to receive the merger consideration described in this Information Statement. As of the close of business on March 31, 2005, there were 6,937,268 shares of FMB common stock outstanding and entitled to notice of the merger, to participate in the merger and to receive the merger consideration.



     - If you hold fewer than 1,000 shares of FMB common stock on the record date, you are classified as a "redeeming shareholder" and you will receive $19.60 in cash, without interest, in exchange for each share of FMB common stock held upon consummation of the merger.


     - If you hold 1,000 or more shares of FMB common stock on the record date, you are classified as a "continuing shareholder" and you will receive one share of the surviving corporation's common stock in exchange for each share of FMB common stock held upon consummation of the merger.

     - If your shares of FMB common stock are held in "street name," we will determine whether you meet the 1,000 share minimum based on the number of shares that you hold in each discrete account maintained with the nominee appearing on the books and records of FMB.

     - If you hold shares of FMB common stock through your participation in the Profit Sharing Plan, you will be deemed a "continuing shareholder" with respect to such shares and will receive one share of surviving corporation common stock in exchange for each share of FMB common stock held for your benefit by the Profit Sharing Plan trustee.


STRUCTURE OF THE TRANSACTION (PAGE 29)


     - The transaction is structured as a merger of FMB with and into Southeastern, which will be the surviving corporation in the merger.

     - The merger will be effective when articles of merger are filed with the Wisconsin Department of Financial Institutions, which we anticipate will occur, on or about March 31, 2005.


     - Each share of FMB common stock issued and outstanding immediately before the merger becomes effective and held by a redeeming shareholder will be converted into the right to receive $19.60 in cash without interest.


     - Each share of FMB common stock issued and outstanding immediately before the merger becomes effective and held by a continuing shareholder will be converted into the right to receive one share of common stock of the surviving corporation.

PURPOSE OF THE MERGER (PAGE 9)

     - The merger will enable us to operate our business without being subject to the annual and periodic reporting requirements of the Exchange Act. In addition, the transaction will provide liquidity, without accompanying brokerage or transaction fees, to shareholders who hold a relatively small number of shares of FMB common stock. We can accomplish this objective by merging with Southeastern in a transaction structured to ensure that following the effective time of the merger, the surviving corporation will have less than 300 shareholders of record, will no longer be required to be registered under the Exchange Act and will not be subject to the Exchange Act's reporting requirements.

     - The merger also enables us to place restrictions on the future transfer of shares of the surviving corporation without the expense and administrative burden of obtaining shareholder approval. These restrictions are important to ensure that the surviving corporation's future operations will not become subject to the requirements of the Exchange Act due solely to an increase in the number of shareholders.


     - The redeeming shareholders will realize the value of their investment in FMB in cash at a price of $19.60, which represents a premium to the market price of FMB common stock before the public announcement of the merger transaction and a premium to the fair value per share of $19.60 (rounded) as determined by FMB's financial adviser, American Appraisal Associates, Inc. ("American Appraisal").


OUR REASONS FOR PURSUING MERGER (PAGE 10)

     - The significant costs associated with filing periodic reports under the Exchange Act with the SEC will be eliminated.

     - The costs of compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and related regulations will be eliminated.

     - Direct and indirect costs of administering shareholder accounts and responding to shareholder requests will be substantially reduced.

     - The funds saved from eliminating these expenses can be utilized to further strengthen the capital of our principal subsidiary and permit continued growth in and expansion of service to our community.

     - As a bank holding company and national bank, we and First National Bank are and will remain subject to Federal examination, regulation and reporting requirements implemented through the Federal Reserve, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation. Spending substantial funds on an annual basis to satisfy additional Sarbanes-Oxley and SEC reporting requirements provides little added benefit to our shareholders and detracts from our mission as a community bank.


     - Shareholders who hold a relatively small number of shares of FMB common stock will have their interests liquidated without having to incur brokerage and other transaction fees. While the redemption will reduce the number of shareholders of record from 665 to less than 300, the total number of redeemed shares will be less than 3% of the total FMB shares outstanding prior to the merger.


CERTAIN EFFECTS OF THE MERGER (PAGE 12)

     - FMB will cease to exist as a corporate entity. As a result, FMB common stock will no longer be publicly traded or quoted on the Pink Sheets and FMB will no longer file annual and periodic reports with the SEC.

     - Redeeming shareholders will have no interest in, will not be shareholders of, and will not participate in any future earnings or growth of the surviving corporation.

     - The continuing shareholders will own all of the outstanding shares of the surviving corporation.

     - The officers and directors of FMB immediately prior to the effective time of the merger will be the officers and directors of the surviving corporation.

     - The articles and bylaws of the surviving corporation will restrict future share transfers by giving the surviving corporation a right of first refusal with respect to any proposed sale of shares and other rights. These restrictions are intended to give the surviving company a means to prevent its number of shareholders from increasing to the point where the reporting and compliance requirements of the Exchange Act and Sarbanes-Oxley would become applicable.

     - The articles of incorporation and the bylaws of Southeastern, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation. Those articles and bylaws will be amended as soon as practicable following the merger to change the name of the surviving corporation to "First Manitowoc Bancorp, Inc."


VALUATION OF FMB COMMON STOCK (PAGE 20)



     - American Appraisal has delivered to FMB's board of directors a written valuation, dated February 24, 2005, to the effect that the fair value of the common stock of FMB is $19.40 per share based on a valuation date of February 14. On May 5, 2005, American Appraisal delivered an updated written valuation to our board of directors, to the effect that the fair value of the common stock of FMB is $19.54 per share based on a valuation date of May 5, 2005. American Appraisal confirmed its valuation immediately prior to the furnishing of this Information Statement to our shareholders. Our board of directors considered the updated valuation in addition to other factors in ultimately setting the amount of cash merger consideration at $19.60 per share.



THE FULL TEXT OF THE WRITTEN VALUATION REPORT OF AMERICAN APPRAISAL, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE VALUATION REPORT, IS ATTACHED AS EXHIBIT (C) TO THE SCHEDULE 13E-3 FILED BY US WITH THE SEC AND THE SUMMARY OF THE REPORT BEGINS ON PAGE 20. AMERICAN APPRAISAL PROVIDED ITS VALUATION REPORT FOR THE INFORMATION AND ASSISTANCE OF OUR BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. WE URGE YOU TO READ THE VALUATION REPORT IN ITS ENTIRETY.



SHAREHOLDER APPROVAL (PAGE 17)


     - Your vote is not required to authorize the merger. The merger will be effected pursuant to Section 180.1104 of the Wisconsin Business Corporation Law ("WBCL"), which generally provides for the merger of a parent corporation and a subsidiary of the parent corporation upon the approval of the parent corporation's board of directors. Article IX of FMB's existing articles of incorporation also permit it to merge into a subsidiary of which it owns at least 80% of the outstanding shares upon action by its Board of Directors and without shareholder approval. Accordingly, only the authorization of FMB's and Southeastern's boards of directors are required to approve the merger of FMB with and into Southeastern, a wholly-owned subsidiary of FMB.


APPRAISAL RIGHTS (PAGE 47)


     - Under Wisconsin law, you are not entitled to appraisal rights in connection with the merger.


MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS (PAGE 48)


     - If you are a redeeming shareholder, your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. You should consult with your own tax advisor.

CONTACT INFORMATION


     You may contact us at the address, telephone number or email address set forth on the back cover of this Information Statement if you have questions or need additional copies of this Information Statement, the documents attached hereto, or any documents containing information incorporated by reference in this document. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION," beginning on page 49. Our principal executive offices are located at 402 North Eighth Street, Manitowoc, Wisconsin 54221-0010. Our main telephone number is (920) 684-6611.


                             QUESTIONS AND ANSWERS


     The following questions and answers briefly describe select material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this Information Statement by following the instructions under "WHERE YOU CAN FIND ADDITIONAL INFORMATION," beginning on page 49.


Q: WHY HAS OUR BOARD OF DIRECTORS CHOSEN THIS COURSE OF ACTION?

A: Our board of directors has approved the merger so that FMB will no longer incur the burdens and costs associated with its obligations as a reporting company under the Exchange Act. The merger also provides shareholders with a relatively small number of shares an opportunity to cash out at a premium to the recent market price of FMB common stock without incurring brokerage or other transaction fees.

Q: WHAT DOES IT MEAN TO "DEREGISTER" OR "TERMINATE REGISTRATION" OF FMB COMMON
   STOCK?

A: Currently, FMB is registered under the Exchange Act and is considered a "reporting" or "publicly traded" company. This means that FMB must make certain annual and periodic filings with the SEC and comply with the requirements of Sarbanes-Oxley. FMB may terminate its registration under the Exchange Act if it has 300 or less holders of its common stock. The merger is designed to ensure that the surviving corporation in the merger will have less than 300 shareholders. Accordingly, at the effective time of the merger, the surviving corporation (as the successor to FMB) will terminate the registration of FMB common stock. When the termination of registration is effective, generally within 90 days of filing Form 15 with the SEC, FMB will no longer be subject to the reporting requirements of the Exchange Act or most of the provisions of Sarbanes-Oxley.

Q: WHAT IS "GOING PRIVATE?"

A: The term "going private" is used within this Information Statement to mean the transformation of FMB from a "public" or "reporting" company, filing detailed annual and periodic reports under the Exchange Act, to an entity with less than 300 shareholders that is no longer subject to those reporting requirements. "Going private" is also sometimes used colloquially to describe a transaction in which management acquires a company and deregisters its stock. In that context, there are inherent conflicts of interest between management and shareholders. That situation does not exist in this case, since management's relative ownership interest in the Company will be consistent with that of the other continuing shareholders.

Q: HOW WILL THE TERMINATION OF REGISTRATION UNDER THE EXCHANGE ACT BENEFIT
   CONTINUING SHAREHOLDERS?

A. We anticipate that the deregistration will allow us to operate more profitably. The reduction, and in certain instances elimination, of certain administrative and operational expenses attributable to being a public company will result in more available resources to invest in our business, products and people. We expect the reduction in regulatory compliance burdens, combined with the availability of additional resources, will allow us to generate higher rates of return for investors than if FMB remained a public company.

Q: WHEN WILL THE MERGER BE COMPLETED?


A: We hope to complete the merger by the end of May or early June of 2005.


Q: WHAT WILL HAPPEN IF I OWN FEWER THAN 1,000 SHARES?


A: If you own less than 1,000 shares of FMB common stock on the record date, you will receive $19.60 in cash without interest per share. You will no longer be a shareholder of FMB and will not become a shareholder of the surviving corporation in the merger. This means that you will not have voting rights or receive dividends or distributions from the surviving corporation.


Q: WHAT WILL HAPPEN IF I OWN 1,000 OR MORE SHARES?

A: If you own 1,000 or more shares of FMB common stock on the record date, you will receive one share of the surviving corporation's common stock in exchange for each share of FMB common stock held. You will have voting rights and will receive dividends or distributions from the surviving corporation. You will not receive cash in connection with the merger. Your rights to transfer the new shares issued to you will be subject to certain restrictions described below.

Q: IF I HAVE MORE THAN 1,000 SHARES OF FMB COMMON STOCK, CAN I STILL CHOOSE TO
   RECEIVE CASH?

A: No. Under the plan of merger, only holders of fewer than 1,000 shares are eligible to receive the merger consideration in cash.

Q: WHAT IS THE PURPOSE OF THE SHARE TRANSFER RESTRICTIONS BEING CREATED IN THE
   MERGER?

A: The transfer restrictions included in Southeastern's articles of incorporation are intended to permit the surviving corporation to limit or slow future increases in its number of shareholders and to keep that number below the level where Exchange Act registration requirements would again become applicable.

Q: WHAT ARE THE TRANSFER RESTRICTIONS AND HOW WILL THEY APPLY?


A: The transfer restrictions will apply immediately to all shares of Southeastern upon issuance. The restrictions will prevent sales of shares to third parties unless the corporation is first given a 20 day period in which to purchase the shares at the same price proposed to be paid by the third party. If the corporation decides not to purchase the shares, they may be sold to the third party at the proposed price. Transfer restrictions will also apply in other limited situations. See "MATERIAL CHANGES IN RIGHTS OF CONTINUING SECURITIES HOLDERS" beginning on page 34.


Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger and the amendment to the articles of incorporation of Southeastern changing the name of the surviving corporation to "First Manitowoc Bancorp, Inc.", we will send instructions on how to receive any cash payments or new share certificates you may be entitled to receive.

Q: WHAT SHOULD I DO IF MY SHARES ARE REGISTERED IN STREET NAME?

A: If your shares are registered in street name, your bank, broker, or other nominee will receive these materials and a Transmittal Letter, which will be forwarded to you for action. As a beneficial owner whose shares are held in street name, your rights and the treatment of your shares (as being exchanged for cash or newly issued shares) will be the same as if you were the record holder of that number of shares.

Q: WHEN WILL I RECEIVE MY NEW SHARES OR CASH?

A: You will receive new shares if you owned 1000 or more shares of FMB and cash if you owned 999 or fewer shares. In either case, your shares or cash will be provided promptly (within 5 days) after the surviving corporation receives your properly completed Transmission Letter.

Q: WILL THE MERGER AFFECT FIRST NATIONAL BANK?

A: No. Following completion of the merger, First National Bank will operate as a wholly-owned subsidiary of the surviving corporation in exactly the same manner and with the same employees as before.

Q: IF I HAVE ADDITIONAL QUESTIONS, WHO CAN I CONTACT?

A: If you have additional questions regarding this Information Statement, the merger, or related matters, you should contact Thomas J. Bare, Chief Executive Officer of FMB, at (920) 684-6611.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

     FMB became a "reporting company" under the Exchange Act in 1998 when its number of shareholders increased to more than 500 shareholders. The expense and management burden of complying with Exchange Act requirements, while substantial, was not previously considered by management or our board of directors to be unacceptable. With the passage of Sarbanes-Oxley in 2002, however, the expense and administrative burden resulting from being registered under the Exchange Act increased markedly.

     Beginning in 2003, management and our board of directors considered the benefits of going private, as that option was presented in conferences, business publications and discussed very generally with FMB's advisers. In 2004, management became aware of going private proposals being presented by other similarly situated community bank holding companies. In addition, in late 2004, Wipfli LLP ("Wipfli"), FMB's registered public accounting firm, advised management that FMB should expect to spend at least 3,000 management hours documenting and testing internal controls, that it should expect audit fees for complying with Section 404 of Sarbanes-Oxley to be in the range of an additional 50% to 100% of current annual audit fees, and that fees associated with initial implementation would be even higher.

     On November 4, 2004, Messrs, Thomas Bare and Paul Wojta, the Chief Executive Officer and Chief Financial Officer of FMB, respectively, met with K. Thor Lundgren, Esq. and W. Charles Jackson, Esq. of Michael Best & Friedrich LLP ("Michael Best"), FMB's outside corporate legal counsel to discuss whether a going-private transaction would be in the best interests of the Corporation. Mr. Lundgren advised management that FMB would be eligible to terminate its registration under the Exchange Act, if it reduced the number of shareholders of FMB common stock to fewer than 300. The feasibility of a going private transaction was discussed and various alternative structures considered. FMB management then engaged Michael Best to further investigate both the legal issues that would be involved if FMB were to undertake a going private transaction to reduce its number of shareholders to below 300 for the purpose of eliminating the need to comply with SEC reporting requirements and the possible structures for such a transaction.

     Following several board meetings at which the going private alternative was discussed informally, the board of directors met on November 9, 2004 and authorized management to engage outside consultants to explore advantages and disadvantages to the Corporation and its shareholders of going private and to report to the board of directors at a later meeting.

     On the suggestion of counsel, management considered engaging an independent third-party organization to determine the fair value of FMB common stock for purposes of evaluating the proposed transaction. Mr. Jackson met with representatives of American Appraisal Associates, and of Marshall Financial Consulting LLC, two respected valuation firms with strong reputations. After receiving proposals from both valuation firms, management elected to engage American Appraisal, primarily because the depth of its organization was perceived to provide the level of industry expertise vital to a fair valuation. On December 21, 2004, American Appraisal was engaged to determine the fair value of FMB common stock.

     At a special meeting of our board of directors held February 1, 2005, Mr. Lundgren advised our board of directors that going private would eliminate much of the expense and executive time involved in preparing annual reports, quarterly reports, and other documents filed by public companies, significantly reduce accounting expense and eliminate the need to comply with most of the provisions of Sarbanes-Oxley, including the upcoming need for an independent auditor's report on the attestation of internal controls over financial reporting. Mr. Brian Blaha of Wipfli, also present at the February 1 meeting, concurred with Mr. Lundgren and advised our board of directors that expenses associated with Exchange Act registration did not create value for FMB and that funds saved could be deployed to further strengthen FMB's capital position and for additional productive investments.

     Various methods to reduce the number of shareholders to the level necessary to deregister, including a stock purchase plan, an issuer tender offer and a reverse stock split, were discussed. Mr. Lundgren discussed advantages and disadvantages of the alternatives with the board of directors. He then outlined the structure for a transaction pursuant to Section 180.1104 of Wisconsin Business Corporation Law that would involve the merger of FMB into a newly created and wholly-owned subsidiary of FMB and, as part of the merger, the redemption of shares of FMB common stock held by holders of less than a minimum share amount as determined by the board of directors. Mr. Lundgren explained that such a transaction would not require shareholder approval. Mr. Lundgren stressed that an important element of the transaction was that the purchase price be fair to those shareholders who would receive cash. Mr. Jackson reviewed with the board of directors a potential timeline for the transaction should they decide to continue, and the board of directors then determined that the merger pursuant to Section 180.1104 appeared to be the preferable approach. Also discussed was the desire to place transfer restrictions on the common stock of the surviving corporation to limit the number of transferees which could inadvertently or by design increase the number of shareholders to the point where the company might again become subject to Exchange Act reporting requirements.


     Mses. Alla Royfman and Kimberly Russell, representatives of American Appraisal, were present at the February 1 meeting to provide a preliminary oral report valuing FMB shares at $19.43. The presentation included discussion of the valuation methods employed, including income and market approaches, in order to arrive at fair value with no discounts being applied for either (i) lack of marketability, or (ii) lack of control. The Board questioned Mses. Royfman and Russell concerning the valuation assumptions and the appropriateness of the comparables selected. The board of directors indicated a strong preference that if they were to proceed with the transaction any rounding of share price be done upwards, in order to further assure fairness to those shareholders whose shares were being purchased for cash.



     Following the presentations and questions, Mr. Bare noted that a transaction purchasing the shares of shareholders with less than 1,000 shares would be sufficient to reduce the number of shareholders from 665 down to 269, but that it would affect less than 1.40% of the total FMB shares outstanding. Further discussion followed concerning the long-term benefit of the transaction to FMB and the substantial majority of its shareholders, the relatively small number of shareholders who would be required to sell shares, the structure of the transaction and possible alternatives, the initial valuation as provided by American Appraisal, the potential impact of delisting and stock transfer restrictions on shareholder liquidity, and a variety of other matters.


     After further discussion and consideration, our board of directors authorized legal counsel to prepare the documents that would be necessary to proceed with the merger transaction and deregistration process for review and further consideration by the board of directors at its next meeting.

     The board of directors held a special meeting on February 8 of 2005 to further consider the going-private transaction. Mr. Jackson presented the directors with additional details regarding the structure of the transaction, devoting particular attention to the stock transfer restrictions that would apply to newly issued shares in the merged corporation. The Board discussed the potential effect of delisting and share transfer restrictions on shareholder liquidity. It was noted that being listed had not created any significant degree of liquidity, since FMB's average trading volume was less than 300 shares per day and the share price had been essentially unchanged in the area of $15.50 per share for the past year. The consensus was that whatever inconvenience the delisting and stock transfer restrictions might cause would be more than offset by the longer-term benefits to the merged company and its shareholders from (i) savings that would result from elimination of reporting requirements, and (ii) the additional capital available for investment. Following presentations on the proposed transaction by Mr. Bare and Mr. Jackson, our board of directors expressed its interest in continuing review of the transaction structure and pursuit of an updated valuation opinion.

     Our board of directors held a special meeting on February 22, 2005 to consider further the going-private transaction. American Appraisal had delivered to the directors an updated valuation report and opinion based on a valuation date of February 14, 2005.


     Following a presentation by Mr. Jackson and after extensive discussion of the timing and mechanics of the transaction, as well as the American Appraisal fair value assessment, our board of directors decided to authorize the transaction. Our board of directors then determined the price to be paid for shares held by those shareholders who would receive cash for their shares as a result of the transaction. Our board of directors considered the appraised share value of $19.43 as arrived at by American Appraisal in their fair value assessment, as well as the trading history for the stock during the past year. It was noted that the stock had only traded in excess of $16.00 on two occasions in the past year, once at $16.10 and once at $16.25 per share, with all trades in the past three months being in the range of $15.22 to $15.75 per share. Our board of directors also considered that the stock was thinly traded, relatively illiquid and that the trading history seemed to show particular illiquidity for small lot trades. After considering all of these factors and exercising its business judgment as to an appropriate premium amount that would be fair to both redeeming and continuing shareholders, our board of directors then determined to set the price paid to shareholders receiving cash at $19.50 per share, subject to possible adjustment if the fair value as determined by American Appraisal were to differ significantly in its final valuation as provided immediately prior to the mailing of materials to shareholders. Our board of directors chose a price in excess of both FMB common stock fair value per share (as determined by American Appraisal) and current trading price because of its desire to be fair to those shareholders who would receive cash for their shares. In addition, our board of directors wanted to compensate these shareholders to some extent for being required to sell and for possible tax consequences. The directors believed that paying a price in excess of fair value would be fair to other shareholders as well because of the expected overall favorable long-term impact of the transaction on FMB and its remaining shareholders resulting from the elimination of expenses related to SEC reporting and other compliance requirements, the immaterial effect of paying a premium for the small number of shares being cashed out, and a belief that the price selected would serve to reduce the risk of dissatisfaction among shareholders being cashed out and also mitigate any potential for loss of good will among cashed-out shareholders who might also be customers and employees of First National Bank.



     Our board of directors determined in its judgment that $19.50 per share price was a fair price and that the transaction would be in the best interests of FMB and both its continuing shareholders and those shareholders representing less than 3% of the total shares outstanding who would be able to liquidate their otherwise relatively illiquid small lot holdings at a fair value substantially in excess of recent trading prices and without incurring brokerage or other transaction fees. Our board of directors exercised its business judgment in increasing the cash consideration to be paid to redeeming shareholders by a modest premium (in excess of the approximately 23% increase the per share valuation already represented over any traded price for the stock during the past 3 months), based on its desire to assure fairness. The directors then adopted the plan of merger and authorized management, in consultation with legal counsel, to proceed with the transaction. This action of our board of directors was unanimous.



     On May 2, 2005, our board of directors requested that American Appraisal update its valuation. On May 5, 2005, American Appraisal delivered a revised written valuation report to the effect that the per share fair value of FMB common stock, as of May 4, 2005, was $19.54. Following review of American Appraisal's updated report, on May 5, 2005, our board of directors advised counsel that it was still its desire to provide redeeming shareholders with a premium, even though the updated valuation exceeded the initial $19.50 that redeeming shareholders would have received under the plan of merger as previously proposed. Based on the higher valuation determined by American Appraisal and other factors which are discussed above, our board of directors advised counsel that it had set the cash consideration to be received by redeeming shareholders in connection with the merger at $19.60. On May 6, our board of directors executed a unanimous written consent setting the cash consideration at $19.60, an amount which represents a premium over both the price of FMB common stock as traded prior to public announcement of the merger and the $19.54 fair value per share as most recently determined by American Appraisal.


PURPOSE OF THE MERGER

     The primary purposes of the merger are: (i) to enable the future operation of our business as a non-public corporation that is not subject to the annual and periodic reporting requirements of the Exchange Act, and (ii) to provide liquidity to redeeming shareholders at a fair price.

     At the effective time of the merger, we will cash-out the FMB equity interests of shareholders who hold fewer than 1,000 shares of FMB common stock in any discrete account or in street name at a price determined to be fair by our board of directors. Following the completion of the merger, we expect the surviving corporation to have less than 300 shareholders as a result of the redemptions. If we are successful, the surviving corporation will terminate the registration of FMB common stock under the Exchange Act and thus terminate the surviving corporation's obligation, as the successor to FMB, to file annual and periodic reports and make other filings with the SEC. Termination of registration would also significantly reduce the surviving corporations compliance obligations under Sarbanes-Oxley.

OUR REASONS FOR PURSUING THE MERGER

     During 2004, our board of directors considered strategic means of terminating the registration of FMB under the Exchange Act and providing liquidity to holders of small amounts of FMB common stock. Our board of directors determined that the merger is an effective and efficient means of achieving these goals.

     Termination of Registration Considerations. FMB's management and board of directors have explored the benefits and detriments of terminating our registration under the Exchange Act. Among the benefits are the elimination of the substantial burdens associated with being a "reporting company" or publicly traded company under the Exchange Act. For example:

     - FMB is obligated to prepare and file with the SEC annual, quarterly and current reports and proxy statements that comply with Section 14 of the Exchange Act, in addition to other reports and forms.

     - Our management has reported that being subject to the Exchange Act presently causes FMB to incur incremental expense for legal, accounting and other direct and indirect costs. Anticipated expenses for 2005 associated with being a reporting company (including an estimated $150,000 of one-time direct and indirect costs relating primarily to implementing the controls, procedures and auditor review required to comply with Section 404 of Sarbanes-Oxley) are expected to be more than $510,000. Costs for 2003, before the full implementation of Sarbanes-Oxley requirements, were approximately $165,000; the 2004 costs were $660,000.

     As highlighted by the costs of Sarbanes-Oxley discussed above, our board of directors recognized that Sarbanes-Oxley has subjected, and will subject, FMB and its directors and officers to additional burdens and expense that are substantial in scope. The new corporate governance, accounting, internal control and liability provisions of Sarbanes-Oxley, while arguably appropriate for large public companies, are believed by our board of directors to place a disproportionately high burden on the management and financial resources of relatively small companies such as FMB. Bank holding companies and banks, such as FMB and its subsidiary First National Bank, are already subject to a comparatively high degree of supervision, regulation and examination by federal bank regulatory agencies. Bank regulatory requirements are in some cases similar to those of Sarbanes-Oxley. As a community bank, our directors believed that the substantial funds spent on reporting could be better used for investment in our community.


     Our board of directors also recognized that termination of registration would have certain detrimental effects on continuing shareholders. Among these disadvantages will be a reduction in the amount of information about the surviving corporation, and the relative limited liquidity of the surviving corporation's common stock. See "SPECIAL FACTORS -- Negative Aspects of the Merger" beginning on page 16.

     Ultimately, our board of directors has determined that costs and other disadvantages associated with registration under the Exchange Act outweigh its benefits.

     Shareholder Liquidity and Servicing Consideration. FMB's management and board of directors also considered the advantage to redeeming shareholders of cashing out their shares. Currently, FMB common stock is not listed on any national securities exchange and, to our knowledge, there are no active market makers in FMB common stock. This limited trading market has not allowed FMB shareholders to recognize the primary benefit which should be available to shareholders of a publicly traded company, namely the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

     Another factor recognized by our board of directors favorable to the redemption of shareholders with small holdings is the expense of administering the accounts of shareholders with fewer than 1,000 shares. Our board of directors determined that such expenses are disproportionate to those shareholders' ownership interest in FMB. As of February 25, 2005, we had 6,937,268 shares issued and outstanding. We had approximately 402 shareholders of record that held fewer than 1,000 shares, holding an aggregate of approximately 94,600 shares. As of the same date, an estimated 263 shareholders of record held 1,000 or more shares, holding an aggregate of approximately 6,842,700 shares. As a result, approximately 60% of the administrative expense relating to our shareholder accounts relates to the administration of shareholder accounts constituting less than 3% of our issued and outstanding shares.


     In making its determination regarding the redeeming shareholders, our board of directors recognized that some redeeming shareholders might prefer to receive shares of Southeastern in the merger in lieu of cash. It was concluded however, that such shareholders would be adequately compensated by a cash out price of $19.60, which exceeded both the then current trading price and the fair value per share (as determined by American Appraisal Associates, Inc.). Our board of directors believes that the cash out price is fair to the redeeming shareholders. See "SPECIAL FACTORS -- Background of the Merger" beginning on page 7.


     Anticipated Results. Ultimately, our board of directors concluded that the merger would be an efficient and effective means of:

     - eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

     - eliminating the costs and investment of management time associated with compliance with Sarbanes-Oxley and related regulations;

     - reducing the direct and indirect costs of administering shareholder accounts and responding to shareholder requests by reducing the number of small shareholder accounts;


     - affording shareholders holding fewer than 1,000 shares the opportunity to receive cash for their shares at a price that represents a premium of 23% and 22% over the average 30 and 60 day closing prices of our common stock, respectively, before the public announcement of the proposed transaction, without having to pay brokerage commissions and other transaction costs.


We are pursuing the merger at this time because the sooner the proposal can be implemented, the sooner FMB will cease to incur the expenses and burdens of public reporting and the sooner shareholders who are entitled to receive cash in the merger can make use of such cash payments.

ALTERNATIVE TRANSACTIONS CONSIDERED

     In determining the structure of the transaction, our board of directors considered other means of achieving the same result. Those alternatives were rejected in favor of the merger because our board of directors believed that the merger would be the more effective and cost efficient method of effecting the going private transaction. Alternatives considered and ultimately rejected are discussed briefly below:

     - Tender Offer. This alternative would require shareholders to respond to an offer by FMB to purchase their shares. Our board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The directors found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

     - Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by FMB shareholders. In a reverse stock split, FMB would acquire the interests of the cashed-out shareholders by means of an amendment to FMB's articles of incorporation, as amended, to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of FMB common stock. FMB would then distribute cash for the resulting fractional share interests. This alternative was not favored because it did not enable FMB to impose restrictions on the future transfer of FMB common stock without undertaking the costs of submitting the matter to a vote of shareholders.

     - Stock Repurchase Plan. Our board of directors also considered going into the open market and repurchasing stock from shareholders willing to sell their shares. However, any repurchase plan must comply with Rule 10b-18 of the Exchange Act which restricts when an issuer may repurchase its shares, the manner in which the repurchase is effected, the volume of shares purchased and the price paid. As a result of these restrictions, there is no guaranty that a stock repurchase plan would result in any reduction of the number of record shareholders within the time period required to accomplish our objectives.

     Although a reverse stock split, tender offer or stock purchase plan could achieve the desired result of reducing the number of record shareholders, our board of directors chose to engage in a merger transaction pursuant to Section
180.1104 of WBCL because it believed this transaction structure was the most efficient means to both reduce the number of shareholders of the surviving corporation and provide liquidity to small shareholders. Among other things, our board of directors favored a merger pursuant to Section 180.1104 of the WBCL because:

     - no shareholder vote is required in connection with such a merger, allowing the company to avoid the significant costs associated with preparation and mailing of a proxy statement, shareholder solicitation, shareholder voting, or holding a shareholder meeting;

     - our board of directors believed that placing limitations on future transfers of the corporation's stock was critical to the surviving corporation's ability to remain exempt from registration under the Exchange Act, and a merger under Section 180.1104 of WBCL gives FMB the flexibility to place such limitations in the articles of incorporation of the surviving corporation;

     - the merger provides cash to the redeeming shareholders without any action on the part of the shareholders and without their needing to incur brokerage or other transaction fees.

After consideration of the various alternatives described above, our board of directors determined that a merger structured in accordance with Section
180.1104 was the best choice for the shareholders and FMB. FMB estimates that, following the merger, the surviving corporation will have 269 or fewer holders of record of common stock, comfortably below the 300 shareholder level at which registration under federal securities laws can be discontinued. FMB does not believe that there exists a material difference between the tax consequences of the proposed transaction to affiliates of FMB and unaffiliated shareholders of FMB. Accordingly, our board of directors did not identify differing tax consequences as a reason for the structure or timing of the transaction.

     Our board of directors has recognized and has carefully considered the possibility that some holders of fewer than 1,000 shares might prefer to receive shares of the surviving corporation in the merger in lieu of cash. Our board of directors also has been mindful of the fact that some of its smaller shareholders are both shareholders and First National Bank customers and/or employees. With this in mind, our board of directors elected to pay a price for shares redeemed in the merger which is in excess of both the trading price for FMB shares immediately prior to public disclosure of the merger and the share valuation provided by American Appraisal. Our board of directors, in part, desired to compensate shareholders with small holdings for having their shares purchased at this time.

     Our board of directors did not consider other methods to reduce expenses as an alternative to going private. Nor did our board of directors consider the possibility of a third party buy-out to be an alternative. It considers a buy-out to be a fundamentally different transaction and not an alternative. The merger in no way limits the ability of the board of directors to consider a full range of strategies and strategic alternatives in the future.

EFFECTS OF THE MERGER

     Effect on FMB and Southeastern. At the effective time of the merger, FMB will be merged with and into Southeastern, which will be the surviving corporation in the merger. When the merger is consummated, FMB will cease to exist as a corporate entity.


     Conversion of Outstanding FMB Common Stock. At the effective time of the merger, (i) each share of FMB common stock issued and outstanding immediately prior to the effective time of the merger and held by a redeeming shareholder, will be converted into the right to receive $19.60 in cash without interest, and
(ii) each share of FMB common stock issued and outstanding immediately prior to the effective time of the merger and held by a continuing shareholder will be converted into the right to receive one share of the surviving corporation's common stock.


     Effect on Ownership Structure of the Surviving Corporation. At the effective time of the merger, 100 percent of the surviving corporation's common stock will be held directly or indirectly by the continuing shareholders. The redeeming shareholders will cease to have ownership interests in FMB or rights as FMB shareholders. In addition, redeeming shareholders will have no right to receive ownership interests in Southeastern or rights as Southeastern shareholders. As a result, redeeming shareholders will not participate in any earnings or growth of the surviving corporation following the merger and will not benefit from any increase in the value of the surviving corporation following the merger.


     Effect on Shareholder Transfer Rights. The articles of incorporation and bylaws of Southeastern include certain transfer restrictions that are not included in FMB's charter document. Following the effective time of the merger, Southeastern's articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation. As a result, the shares of continuing shareholders will be subject to these transfer restrictions. In general, the restrictions will prevent sales of shares to third parties unless the surviving corporation is first given an opportunity to purchase such shares. If the corporation decides not to purchase the shares, they may be sold to the third party, subject to any applicable restrictions described in the bylaws. If an attempt is made to transfer shares without complying with the bylaw transfer restrictions, the surviving corporation will refuse to recognize the transfer for any purpose, including voting of the shares in question. See "MATERIAL CHANGES IN RIGHTS OF CONTINUING SHAREHOLDERS," beginning on page 34.


     Effect on Listing, Registration and Status of FMB Common Stock. FMB common stock is currently registered under the Exchange Act and is quoted on the Pink Sheets under the symbol "FWBW." Following the merger, FMB common stock will cease to be quoted on the Pink Sheets. In addition, registration of FMB common stock under the Exchange Act will be terminated.

     After the merger, the surviving corporation will be a privately held company, and there will be no public market for its common stock. In general, price quotations with respect to sales of shares of the surviving corporation's common stock in the public market are unlikely to be available. While no assurances can be given, it is possible the surviving corporation's common stock may be quoted in the over-the-counter market on the Pink Sheets. The provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, will not apply to the surviving corporation, and the surviving corporation will not be required to file either annual or periodic reports with the SEC.

     Effect on Organization and Management of the Surviving Corporation. At the effective time of the merger, officers and directors of FMB will become the officers and directors of the surviving corporation in the merger. It is expected that the executive officers of FMB immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation.

     It is expected that, upon consummation of the merger, the management and operations of First National Bank will be conducted substantially as they currently are being conducted; however, the surviving corporation of the merger will not be subject to the obligations, constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of Southeastern does not have any present plans or proposals that relate to, or would result in, any form of extraordinary corporate transaction (such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets) following the merger. It is expected, however, that following the merger management of the surviving corporation will:

     - terminate FMB's filing obligations under the Exchange Act by filing Form 15 with the SEC;

     - file articles of amendment to Southeastern's articles of incorporation with the State of Wisconsin, changing the surviving corporation's name from "Southeastern First Manitowoc Bancorp of Wisconsin, Inc." to "First Manitowoc Bancorp, Inc.;" and

     - continuously evaluate and review the surviving corporation's business, operations and strategies, and may develop new plans and strategies as appropriate to maximize the value of the surviving corporation.

     Certain Beneficial and Detrimental Effects. A benefit of the merger to the continuing shareholders is that the surviving corporation's future earnings and growth will be solely for their benefit and not for the benefit of the redeeming shareholders. Detriments of the merger to the continuing shareholders are the lack of liquidity for the common stock of the surviving corporation following the merger, the risk that the surviving corporation will decrease in value following the merger, and the payment by FMB of approximately $217,000 in transaction costs and estimated fees and expenses related to the merger.


     The benefit of the merger to the redeeming shareholders is the right to receive $19.60 per share for their shares of FMB Common Stock. The detriments of the merger to such shareholders are that they will cease to participate in the surviving corporation's future earnings and growth, if any, and that the receipt of the payment for their shares in the merger will be a taxable event for federal income tax purposes.


     Effect on Continuing Shareholders' Interest in Net Book Value and Net Earnings. After consummation of the merger, the continuing shareholders' interests in the net book value and net earnings of the surviving corporation will be 100% based on their holdings of capital stock of the surviving corporation. The redeeming shareholders will hold no direct or indirect equity interest in the surviving corporation and therefore will own no interest in its net book value or net earnings.


     Certain Federal Income Tax Effects of the Transaction on Affiliated and Unaffiliated Shareholders. In connection with the transaction, shareholders of FMB who qualify as redeeming shareholders will receive cash consideration in exchange for their shares of FMB common stock without regard to whether they are affiliated or unaffiliated shareholders of FMB. In general, the federal income tax rules that determine the consequences of the transaction with respect to individual redeeming shareholders are the same (generally contained in Internal Revenue Code Section 302), and apply without regard to whether such redeeming shareholder is an affiliate of FMB or is an unaffiliated shareholder of FMB. For those shareholders who receive solely shares of surviving corporation common stock in the transaction, the receipt of stock should be a nontaxable transaction, and this is true regardless of whether the shareholder is an affiliated or unaffiliated shareholder of FMB.


POSITION OF FMB AS TO THE FAIRNESS OF THE MERGER TO UNAFFILIATED SHAREHOLDERS


     Our board of directors believes that the terms of the merger are substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. No director dissented from this position or abstained from any vote on the transaction. In reaching this conclusion as to fairness, our board of directors considered a range of factors, including those described below.



     Fairness to Redeeming Shareholders. After extensive discussion and consultation with its financial advisors, our board of directors determined that the shareholders who would receive cash for their shares as a result of the transaction would be paid $19.60 per share. Our board of directors chose a price in excess of the then current trading price and the fair value as determined by American Appraisal Associates, Inc. because it wished to assure fairness to the shareholders who would receive cash for their shares. The board wanted to compensate these shareholders to some extent for being required to sell as well as for possible taxes involved. Our board of directors believed that paying a price in excess of fair value would be fair to other shareholders as well because of the expected overall favorable impact of the transaction on FMB's business and the continuing shareholders, the immaterial effect of paying a premium for the small number of shares being cashed out, and a belief that this would reduce the risk of conflict with the shareholders being cashed out and mitigate any loss of good will among cashed out shareholder customers and employees of First National Bank.


     In determining that the cash consideration of $19.60 was fair to shareholders receiving cash in the merger, our board of directors considered a number of material factors, including:



     - since the goal of all directors was to assure that all shareholders receiving cash consideration were paid a fair price under all circumstances, it was not deemed necessary or a prudent expenditure of funds to retain an unaffiliated representative for unaffiliated shareholders; the lack of such a representative was not accorded any material weight by directors;



     - the opinion on fair value per share delivered by American Appraisal on February 14, 2005 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, that the fair value price for FMB common stock is $19.40 per share; this opinion was updated by American Appraisal as of May 5, 2005 to a fair value per share of $19.54, and, in the directors' judgment, these valuations as determined by American Appraisal in accordance with accepted professional standards and reasonably reflected the fair value of FMB and were accorded greater weight than net book value, going concern value or liquidation value;



     - the fact that the merger consideration of $19.60 per share in cash to be received by redeeming shareholders represented, at the time of the board of directors' determination, a 22% premium to the average closing price of FMB common stock for the 30 days prior to the February 25, 2005 announcement of the merger; this factor was accorded some weight but not to the same extent as American Appraisal's fair value per share opinion or certain other factors;



     - no consideration was given to firm offers for the purchase of FMB common stock or a controlling interest in FMB as no such offer was made within the past two years;



     - the consideration is all cash, which provides (i) certainty of value to redeeming shareholders; (ii) immediate liquidity in an otherwise thinly traded security; and (iii) an opportunity to pursue other investment alternatives;



     - no brokerage or other transaction costs are to be incurred by shareholders who receive cash in the merger, unless a bond is required in the event of a lost stock certificate; this factor was given some weight, though less than certain others; and



     - the (i) historic market price for FMB common stock, (ii) lack of an active trading market for the shares, and (iii) relatively small trading range for the shares and the fact that an active market for shares has not developed, were factors that weighed more heavily in the director's fairness determination than certain other factors such as net book value or liquidation value.


     Fairness to Continuing Shareholders. In considering the fairness of the merger to continuing shareholders, our board of directors examined a number of factors, including:

     - the opportunity of continuing shareholders to realize the potential benefits to our business of the termination of the registration of FMB common stock under the Exchange Act, including reduced expenses as a result of termination of registration with the SEC;

     - the opportunity to participate in Southeastern's future growth and earnings, if any; and

     - the expected accretion of net income, earnings per share and return on equity to Southeastern arising from the decrease in the number of shares of common stock outstanding as a result of the merger as well as anticipated shareholder servicing cost savings.

     Negative Aspects of the Merger. Our board of directors also considered a variety of risks and other potentially negative factors for redeeming shareholders and continuing shareholders concerning the merger, including:

     - the fact that, following the merger, redeeming shareholders will not participate in any future earnings of or benefit from any increases in the surviving corporation's value;

     - the fact that, for U.S. federal income tax purposes generally, the merger consideration will be taxable to redeeming shareholders;

     - following the termination of FMB common stock's registration with the SEC, continuing shareholders will have less access to information about Southeastern, the surviving corporation;

     - the stock of the surviving corporation, may not be quoted on the Pink Sheets, which may result in reduced liquidity relative to that of FMB common stock prior to the merger; and

     - while the stock of the surviving corporation may be quoted on the Pink Sheets no assurance can be given in that regard and historically trading on the Pink Sheets has been limited and sporadic.

     Although the board of directors considered the negative factors described above, it concluded that the positive benefits outweighed the detriments of the negative factors and that the proposed transaction was fair to and in the best interest of FMB's shareholders, including its unaffiliated shareholders. See "SPECIAL FACTORS -- Our Reasons for Pursuing the Merger" beginning on page 10.

     This discussion of the information and factors considered by the board of directors in reaching its conclusions includes all material factors considered by the board of directors, but is not intended to be exhaustive. In view of the wide variety of factors considered by the board of directors in evaluating the plan of merger and the transactions contemplated by it, including the merger, and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

     In evaluating the merger and related transactions, the board of directors did not consider:


     - the net book value of FMB, because it believed that net book value is not a material indicator of the value of FMB as a going concern but rather is indicative of historical costs; and would understate the current value of FMB;



     - the liquidation value of FMB, because the board of directors considered FMB as a viable going concern business, which as a whole, as the result of its income generating capacity, has a greater value than the value the sum of its parts would have in the event of liquidation, and therefore did not consider the liquidation value as a relevant valuation methodology; or



     - a pre-merger going concern value for the equity of FMB because it does not believe there is a single accepted method of determining going concern value, and because the value of FMB would be understated since the pre-merger going concern value would not have reflected cost savings realized from the termination of registration with the SEC. The valuation methods applied by American Appraisal assumed, in totality, an ongoing stream of income and therefore were reflective of value as a going concern after consideration of cost savings to be achieved by termination of registration with the SEC upon completion of the merger.


POSITION OF SOUTHEASTERN AS TO THE FAIRNESS OF THE MERGER TO UNAFFILIATED SHAREHOLDERS


     The board of directors of Southeastern believes that the terms of the merger are substantially and procedurally fair to the unaffiliated shareholders of FMB for all the reasons discussed above in the section captioned "SPECIAL FACTORS -- Position of FMB as to the Fairness of the Merger to Unaffiliated Shareholders." With the intent of observing corporate procedures and exercising their independent fiduciary duty to Southeastern with respect to the merger, the members of Southeastern's board of directors considered and unanimously approved the plan of merger and the merger.

APPROVAL OF SECURITY HOLDERS

     No approval of securities holders is required in connection with the transaction. The transaction is structured as the merger of a parent, FMB, with and into its wholly-owned subsidiary, Southeastern. Under Section 180.1104 of WBCL, such a merger may be consummated with the approval of the boards of directors of the merging companies and without the approval of the shareholders of either the parent corporation or the subsidiary. Accordingly, the approval of at least a majority of unaffiliated security holders is not required in connection with the merger.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS


     The majority of directors of FMB who are not employees of FMB did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the plan of merger or preparing a report concerning the fairness of the transaction. In addition to the reasons previously stated, our board of directors did not consider this option because it relied in part upon the assessment and recommendation of independent directors in reaching its decision. The independent directors received the same information that the full board of directors received and considered the same factors that the full board of directors considered (as described above) when making their assessment of the transaction. In addition, the board of directors believes that sufficient substantive and procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of FMB's unaffiliated shareholders. These safeguards include the following:


     - other than their receipt of board of directors fees and their indemnification and liability insurance rights under the articles of incorporation of FMB, members of the board of directors do not have an interest in the merger different from that of FMB shareholders;

     - the board of directors retained and received the advice and assistance of American Appraisal Associates, Inc. as its financial advisor, and requested and received from American Appraisal Associates, Inc. an opinion, delivered orally and confirmed in writing on February 14, 2005, with respect to the fair value of FMB stock as determined with no discount for lack of control or for marketability as of the valuation date;

     - our board of directors unanimously determined that the plan of merger and the merger are fair to and in the best interests of FMB's unaffiliated shareholders and unanimously approved and adopted the plan of merger;

     - the board of directors of Southeastern determined that the plan of merger and the merger were fair to shareholders receiving cash consideration and those receiving surviving corporation common stock in the merger;

     - although not required under Wisconsin law, the board of directors of Southeastern unanimously approved the plan of merger and the merger.

     - the merger will be effected in accordance with the statutory procedures described in Section 180.1104 of WBCL and all other applicable provisions of Wisconsin law; and

     - because of the structure of the transaction, following consummation of the merger, each FMB shareholder who will be a continuing shareholder of the surviving corporation will be in an essentially identical economic position to that occupied prior to the transaction.


     Neither our board of directors nor Southeastern's board of directors believed there was a need (i) to seek the approval of FMB's unaffiliated shareholders, or (ii) to retain any additional unaffiliated representatives to act on behalf of FMB's unaffiliated shareholders. Among other things, each board considered the following factors in reaching this conclusion:



     - NO FAVORABLE TREATMENT OF AFFILIATED SHAREHOLDERS. Both affiliated and unaffiliated shareholders will be treated the same in the transaction. The terms of the transaction expressly preclude disproportionate favorable treatment of affiliated shareholders. Both affiliated and unaffiliated shareholders of FMB will be subject to the same minimum holding requirement and both affiliated and unaffiliated redeeming shareholders will receive the same cash consideration per share for their FMB common stock. In addition, both affiliated and unaffiliated continuing shareholders will be subject to the transfer restrictions applicable to the common stock of the surviving corporation.



     - NO DIFFERENCE IN OWNERSHIP INTERESTS. The relative ownership interests of the affiliated and unaffiliated continuing shareholders in the surviving corporation will be the same in all material respects following the consummation of the transaction. The affiliated and unaffiliated continuing shareholders will be treated equally de minimus percentage ownership increase realized by each group as a result of from the redemption of less than 3% of FMB's outstanding common stock.



     - NO CHANGE IN THE BUSINESS OWNED. The continuing shareholders' ownership interest in the surviving corporation will consist of the same basket of assets and liabilities as are currently reflected on FMB's financial statements, subject to adjustments in the ordinary course of business the reduction in expenses realized from termination of registration with the SEC, and the payment of cash to redeem shares.



     - NO CHANGE IN MANAGEMENT OR OPERATIONS. FMB's business operations will continue unchanged following consummation of the transaction, including the members of its board of directors, management and staff.



     - INVOLVEMENT OF INDEPENDENT DIRECTORS. The involvement of independent directors, who are not employees of FMB, First National Bank or Southeastern, in the consideration by our and Southeastern's respective boards of all matters related to the transaction provided effective representation of the interests of the unaffiliated shareholders. The independent directors were involved in all board level decisions made in connection with the transaction, including, without limitation (i) the composition and adoption of the terms of the transaction, (ii) the appropriateness of not having unaffiliated shareholders approve the transaction, (iii) the absence of a need to retain additional unaffiliated representatives to act on behalf of unaffiliated shareholders, (iv) the selection of American Appraisal as financial adviser, (v) the consideration of the valuation report provided by American Appraisal and (vi) the determination of the premium and the ultimate price per share to be paid to affiliated and unaffiliated redeeming shareholders. In addition, the respective boards concluded that it was not necessary to form a special committee made up of independent directors because (x) the interests of the directors who are employees of FMB or First National Bank were aligned with those of all other shareholders, and (y) the level of participation in the consideration of the transaction by the independent directors allowed the independent directors to adequately represent the interest of unaffiliated shareholders.



     - FAIR VALUE DETERMINED BY AN INDEPENDENT FINANCIAL ADVISER. A nationally recognized, independent financial adviser, American Appraisal, was engaged by our board of directors to determine the fair value per share of FMB common stock. American Appraisal determined the fair value per share of FMB common stock, presented its determination to our board of directors and made its report available to Southeastern's board of directors. American Appraisal's methodologies and fair value per share determination were deemed reasonable by the respective boards, which accepted the determination as a reasonable statement of the fair value per share of FMB common stock.



     - REDEMPTION PREMIUM. Both affiliated and unaffiliated redeeming shareholders will receive $19.60 per share of FMB common stock, an amount which represents a premium over both the fair value per share of FMB common stock as determined by American Appraisal and the recent historical trading prices of FMB common stock. In addition, both affiliated and unaffiliated redeeming shareholders will receive cash for their otherwise relatively illiquid small block of FMB common stock without incurring transaction fees.



     - COMPLIANCE WITH STATE LAW. The transaction is structured in accordance with Section 180.1104 of WBCL, a provision adopted by the Wisconsin legislature which considered in its discretion the appropriateness, and presumably the fairness to shareholders, of recognizing a merger effected without shareholder approval and concluded that such mergers with wholly-owned subsidiaries were permissible if effected in accordance with
       Section 180.1104.

     In light of the respective boards' consultation with independent directors and the procedural safeguards described above, the respective boards did not consider it necessary (i) to retain an unaffiliated representative to act solely on behalf of FMB's unaffiliated shareholders for purposes of negotiating the terms of the plan of merger or preparing a report concerning the fairness of the merger, or (ii) to provide for a vote of the unaffiliated shareholders in connection with the transaction.



     Because the respective boards considered these, and a variety of other factors, in determining that the transaction was fair to the affiliated and unaffiliated shareholders, and the continuing and redeeming shareholders, the respective boards did not find it practicable to and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the various factors considered in reaching their determination.


     The only appraisal sought by FMB in connection with the merger was the valuation report provided by American Appraisal Associates. Neither FMB nor Southeastern has made any provision in connection with the merger to grant unaffiliated shareholders access to FMB's or Southeastern's corporate files or to obtain counsel or appraisal services for such shareholders at FMB's or Southeastern's expense.

APPROVAL OF FMB DIRECTORS

     The merger has been approved by all of the members of our board of directors, including each of the directors who are not employees of FMB. The merger has also been approved by all members of Southeastern's board of directors, including each of the directors who are not employees of Southeastern. Under Section 180.1104 of the WBCL, neither the approval of FMB's or Southeastern's shareholders is required to effect the merger.

OTHER OFFERS

     FMB has not received from any unaffiliated person any credible offers during the last two years for mergers or acquisitions of the company for the acquisition of its assets or a controlling interest in its common stock.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS IN THE TRANSACTION


     The executive officers and directors of FMB who are also shareholders will participate in the merger in the same manner and to the same extent as all other shareholders of FMB. When the merger is completed, the respective ownership percentages of each of the directors and executive officers who are classified as "continuing shareholders" and retain shares will increase slightly in a manner identical to the ownership interests of all other continuing Shareholders. As a group, directors and officers own approximately 14.5% of the outstanding shares of FMB common stock. Following the effective time of the merger, the directors and officers are expected to own approximately 14.7% of the outstanding shares of the surviving corporation. As noted above, this increase in percentage ownership will be shared proportionally by all continuing shareholders.


     Other than as described above and payments made to directors and officers in their capacities as such, no payments or benefits will be paid or provided to FMB's directors or officers as a result of the transaction.

FINANCIAL PROJECTIONS

     In connection with American Appraisal's valuation report, FMB provided American Appraisal with confidential, non-public business and financial information. This non-public information included projections of FMB's future operating performance presented in the following forms: (i) projected consolidated balance sheet as of December 31, 2005, (ii) projected 2005 consolidated income statement, and (iii) summary of 2005 budget assumptions. The projections provided to American Appraisal included estimates of fiscal year 2005 interest and non-interest income and expense items as well as assets, liabilities and equity of FMB. Such projections were provided to American Appraisal in its capacity as financial advisor to FMB. The projections did not give effect to the anticipated positive economic impact of the merger, although the expected reduction in cost was considered by American Appraisal in connection with its valuation of FMB common stock.

REPORT OF FINANCIAL ADVISOR


     Our board of directors engaged American Appraisal Associates, Inc. ("American Appraisal") to render its opinion with respect to the fair value per share of FMB's common stock for purposes of assisting the board in evaluating the proposed transaction. At the February 1, 2005 meeting of the board of directors, American Appraisal presented an oral valuation report indicating that a fair value for the stock of FMB with no discount for lack of control or for marketability as of the valuation date would be $19.00 per share (rounded). American Appraisal subsequently presented the board of directors with an updated valuation of $19.40 per share based on a valuation date of February 14, 2005. American Appraisal confirmed its valuation opinion with a written report dated February 14, 2005. On May 5, 2005, American Appraisal delivered an updated valuation of $19.54 per share, as of May 5, 2005, supported by a written report.


     For the purpose of the valuation, FMB furnished American Appraisal with audited and unaudited financial statements and other records, documents, and forecasts. American Appraisal reviewed these materials with FMB representatives and accepted them as correctly representing the results of operations and the financial condition of the enterprise without further verification. In addition, American Appraisal performed a study of market conditions and an analysis of published information concerning the economy and the industry in order to evaluate FMB's past performance and to assess its ability and capacity to generate future investment returns.


     FMB selected American Appraisal as its financial advisor in connection with the merger based upon American Appraisal's reputation and valuation expertise. American Appraisal is the nation's largest independent valuation consulting company and serves the valuation requirements of clients worldwide. American Appraisal's expertise extends from the valuation of business enterprises to the appraisal of an entity's underlying real and personal property assets for purposes of sale/purchase, ESOPs, estate planning, buy-sell agreements, gifting and tax reporting, as well as a variety of other needs and requirements. Except for the engagement described in this Information Statement, no material relationship existed between American Appraisal and FMB during the past two years.



     The full text of American Appraisal's narrative report, dated May 5, 2005, is attached as Exhibit (c) to Schedule 13E-3 filed with the Securities and Exchange Commission (the "SEC") in connection the merger and is subject to certain assumptions and limiting conditions, which are incorporated by reference into the report. We urge shareholders to read the entire report carefully.


  SUMMARY OF REPORT OF FINANCIAL ADVISOR

     FMB engaged American Appraisal to act as a financial advisor to its board of directors in connection with the proposed merger. FMB requested that American Appraisal render a report as to the fair value of 100% of FMB common stock on a marketable, controlling, basis. American Appraisal's valuation report is limited to the fair value per share of FMB common stock, as of the date of the valuation report. The valuation report does not address the merits of the underlying decision by FMB to engage in the merger or the amount of cash consideration to be paid for shares of FMB common stock redeemed in the transaction. In addition, American Appraisal's valuation report does not constitute a recommendation to any holder of FMB common stock about the fairness of the merger or the amount of cash consideration to be received by redeeming shareholders.

     American Appraisal's report is intended to comply with the purpose and reporting requirements set forth by the Uniform Standards of Professional Appraisal Practice ("USPAP") for a summary appraisal report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the opinion of value of American Appraisal. Supporting documentation concerning these matters has been retained in American Appraisal's work papers. The depth of discussion contained in this report is specific to FMB's needs as the client and for the intended use stated. American Appraisal is not responsible for the unauthorized use of this report.


     American Appraisal's valuation is intended to express an opinion as of May 5, 2005 (the "valuation date") of the per-share fair value of 100% of FMB's common stock on a marketable, controlling, basis for regulatory and financial planning purposes and in connection with the merger. As a consequence of the merger, the subsidiary will issue its shares in exchange for those of FMB and also acquire, for cash, a sufficient number of shares to reduce the total number of subsidiary shareholders to below the reporting threshold established under the Exchange Act. It is not appropriate to use this summary for any purpose other than the one stated herein.

     As used in this summary, the term fair value is defined as the estimated amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

     For the purpose of this valuation, American Appraisal was furnished with audited and unaudited financial statements and other records, documents, and forecasts. American Appraisal reviewed these materials with representatives of FMB and accepted them without further verification as correctly representing the results of operations and the financial condition of the enterprise. In addition, a study of market conditions and an analysis of published information concerning the economy and the industry were used to evaluate FMB's past performance and to assess its ability and capacity to generate future investment returns.

     As a basis for rendering its estimate of the fair value of 100% of FMB common stock, American Appraisal reviewed and considered the following:

     - FMB's management, the nature of its business, and factors affecting its business

     - Balance sheets, income statements, statements of cash flow, and operating financial projections

     - Economic and operating outlook for FMB at the valuation date

     - Companies whose stocks are publicly-traded and which are engaged in the same or similar lines of business as that of FMB and considering such publicly-traded companies for comparative purposes

     - Recent sales of FMB's stock and the size of the block of stock to be valued

     - Transaction prices paid in mergers and acquisitions for similar public and private companies

     In completing the valuation of 100% of FMB common stock, American Appraisal considered the three traditional approaches to value (cost, market, and income) and applied the most appropriate methods.


     Based on the investigation described, it is American Appraisal's opinion that, as of the valuation date, the fair value of 100% of FMB common stock on the controlling basis is reasonably represented in the amount of $135,577,529.86 or $19.54 per share.


     American Appraisal did not investigate the title to or any liabilities against the equity appraised.

VALUATION APPROACHES

     The methods used in estimating the fair value of FMB's equity included consideration of the three traditional approaches to value -- cost, income, and market.

     The cost approach, as applied in the valuation of an equity interest, establishes value based on the aggregate value of its underlying assets, both tangible and intangible, less liabilities. The cost approach was considered, but not employed for this valuation, because it does not adequately capture the income-generating ability of FMB on an ongoing basis.

     In the income approach, value is dependent on the present value of future economic benefits to be derived from ownership of an equity interest. Central to this method is an analysis of the earnings potential represented by the appraised company and of the underlying risks associated with obtaining those earnings. Value indications are developed by discounting future net cash flows available for distribution to their present value at market-based rates of return. The income approach was used in this analysis.

     The market approach compares the subject company with guideline publicly traded companies (the guideline company method) or with transactions that involve sales of whole companies with similar operations (the guideline transaction method). In applying these methods, valuation multiples are derived from historical operating data of selected guideline companies or the targets of selected transactions, then evaluated and adjusted, if necessary, based on the strengths and weaknesses of the subject company relative to the derived market data. These multiples are then applied to the appropriate historical and/or projected operating data of the subject company to arrive at an indication of fair value. The guideline company method and the guideline transaction method were both employed in this analysis.

INCOME APPROACH

     The most commonly used method of valuing a business under the income approach is the discounted cash flow ("DCF") method.

DISCOUNTED CASH FLOW METHOD

     The DCF method is based on the present value of two components: forecasted cash flows and a residual value. In determining forecasted cash flows, future revenue, operating expenses, and required regulatory capital adequacy reserves are estimated based on historical operating and financial performance, company and industry factors, and regulatory pronouncements.

Cash flow is calculated as follows:

Net Income
(less)
Increase in Required Equity
equals
Cash Flow

     The residual value represents the present value of cash flows received subsequent to the explicit forecast period. The annual net cash flow and the residual value (value at the end of the estimation period) are then discounted to derive their net present value using a risk-adjusted discount rate.

     In applying the above methodology, American Appraisal analyzed the following sources of information: (i) FMB historical financial data, (ii) FMB management's projected financial results for FMB, (iii) published market data and other available public information relating to FMB and industry, and (iv) discussions with FMB management.

     Management provided American Appraisal with FMB's 2005 consolidated projections. The projected deposits are assumed to grow at 6.3%, while gross loans are expected to grow 7.0% annually. Total assets are expected to increase from $622 million in 2004, to $665 million in 2005. Over the projected period, loan loss reserves are expected to remain unchanged from the five-year historical average of 1.0%. Tangible equity to tangible assets is expected to be maintained at an average of 9.5% for the projected period with any excess equity assumed to be paid out. Interest on loans is expected to increase from $22 million in 2004 to $25 million in 2005. Net interest margin is forecast to average 3.7% for the projected period, compared to the five-year historical average of 3.6%. Another performance metric used is the efficiency ratio, defined herein as noninterest expenses divided by total revenue less interest expense. The efficiency ratio for FMB is projected to improve from a historical average of 58.5% to a projected average of 55.5%.

     Reserve for loan losses was estimated using a percent of gross loans averaging 1.0%. Cash, interest-bearing liabilities, and other non-earning items were estimated as a percent of assets. Interest income on loans and interest-bearing investments and interest expense on interest bearing debt were estimated using a historical average spread over the rate paid on deposits and management's future rate estimates. The provision for loan loss of $900,000 in 2005, was estimated using the reserve for loan losses and an annual net charge-off of 0.16%. Income taxes were estimated using an average effective federal and state tax rate of 23.8%. The tax rate was reviewed by management and deemed reasonable.


     Adjustments were made to 2005 net income to eliminate a nonrecurring, one-time gain on the sale of an ATM network in the amount of $125,000. After the adjustments, 2005 after-tax net income equaled $8,595,000. The increase in the shareholders' equity was then subtracted from net income to derive net cash flow due to the fact that any annual cash flows available after funding necessary growth in equity are assumed to be distributed to shareholders. The future net cash flows were discounted using a risk-adjusted discount rate of 12.0% to derive net present value.


     The terminal value beyond the forecast period was calculated using the Gordon growth model. In calculating terminal value, after-tax net income was normalized by removing non-recurring items, such as intangible asset amortization and after-tax expenses related to compliance with Sarbanes-Oxley and SEC compliance. These expenses will not be incurred in the years following 2005, and therefore were removed from the residual value calculation.

     The cash flow in the stabilized period was capitalized at a rate equal to the concluded discount rate less the terminal growth rate. Given the current industry conditions and the outlook for the industry, American Appraisal concluded a long-term growth rate of 5% to be appropriate. This assumption was reviewed by management and deemed to be reasonable.

     The discount rate applied in this analysis was developed by analyzing the returns investors require on investments in companies similar to FMB as of the valuation date, as well as specific risk factors related to FMB. The discount rate was derived using the cost of equity as determined by the capital asset pricing model ("CAPM"). This method uses a risk-free rate of return and an appropriate market risk premium for equity investments and the specific risks of the investment.

     The discount rate, or cost of equity, was computed using the following formula:


Cost of          =   Rf + (Rp)B + Small Company Risk Premium
  Equity
Where
Rf               =   Risk-free rate
                     The yield on the 20-year U.S. Treasury Bond as of May 2,
                     2005, was 4.61%, and was used as a proxy for the risk-free rate.
Rp               =   Expected return on stocks over the risk-free rate. Stocks,
                     Bonds, Bills, and Inflation: 2004 Yearbook.
                     Ibbotson Associates calculates Rp as the average market risk premium during the period from 1926 to 2003. The concluded premium as reported in the 2004 Yearbook was 7.2%.
B                =   Beta, the measure of the sensitivity of a given company,
                     which fluctuates in relation to the overall stock market
                     A beta was computed based on the average beta of the
                     guideline companies, as presented by Bloomberg, and applied in the discount rate calculation. The concluded beta for FMB was 0.27.
Small Company    =   The premium necessary to capture additional risks associated
Risk Premium         with companies below a certain market capitalization, based on market risk premium for small companies as published by
                     Ibbotson Associates. The small company risk premium was
                     concluded at 5.1% for FMB


     Based upon the preceding analysis, the concluded cost of equity for FMB was calculated as follows:


     4.61%+(7.2%x 0.27)+5.1%=12.0% (Rounded)



     The net present value of cash flows and the terminal value were added together to determine the fair value of the equity of FMB using the income approach. Based on American Appraisal's analysis, the fair value of 100% of FMB's common stock on a marketable, controlling basis as of the valuation date is $133,505,000.


MARKET APPROACH

GUIDELINE COMPANY METHOD

     The guideline company method of the market approach provides an indication of value for the company appraised by relating the equity or invested capital (interest-bearing debt plus equity) of guideline companies to measures of their earnings and cash flow, then applying such multiples to the subject business.

     The guideline company method makes use of market price data of stocks of corporations engaged in the same or a similar line of business as that of the subject company. Stocks of these corporations are actively traded in a public, free, and open market, either on an exchange or over-the-counter. Although it is clear no two companies are entirely alike, the only restrictive requirement imposed by this method is that the corporations selected as guideline companies be engaged in the same or a similar line of business, or be subject to similar financial and business risks, including the opportunity for growth. Other relevant factors may be considered in selecting and adjusting guideline companies to make comparisons with the subject.

     American Appraisal's primary sources for guideline company data were SNL DataSource and public filings that provided historical financial information for SEC registrants. Selection of guideline companies was based on both qualitative and quantitative factors related to company size, line of business, operating results, geographic focus, and other pertinent factors such as the amount of published information or trading activity in the stock.

     In the analysis of FMB's common stock, American Appraisal identified six guideline companies. The following characteristics were required for comparability:

     - The corporation is classified as Commercial Bank or Bank Holding Company in SNL DataSource.

     - The corporation conducts its primary business in the United States, and more specifically in the Midwest, and its common stock is actively traded on the U.S. stock exchange.

     - Adequate financial information about the corporation is publicly available.

     - Total assets of the corporation are between $300 million and $1.5 billion.

     - Financial ratios including current equity-to-assets ratio, return on average equity ("ROAE") and return on average assets ("ROAA") for the past five years are similar.

     To estimate the equity value of FMB, market multiples from the guideline companies were used. After reviewing FMB and the guideline companies, as well as the industry in which they operate, American Appraisal selected the average multiples of market capitalization ("MC") to earnings, tangible book value and book value of equity based on the comparability between the guideline companies' and FMB's operating ratios, such as ROAA, ROAE, and tangible book value to tangible assets. Multiples were calculated for the latest 12 months ("LTM").


     The average MC to earnings, MC to tangible book equity and MC to book equity multiples were adjusted upward by 5% to reflect the cost savings that FMB will achieve as compared to that of the guideline companies. The cost savings include expenses related to Sarbanes-Oxley and SEC compliance. The selected multiples were then multiplied by the book equity, tangible book equity, and earnings of FMB as reported on its balance sheet and income statement as of March 31, 2005, to derive the market capitalization value of FMB.


     Due to the nature of stock market transactions, market-derived ratios inherently reflect the aggregate opinion of minority investors; therefore, the MC multiples represent freely traded minority interests.

     In order to arrive at equity value on a controlling basis, an equity premium for control was applied. According to the Mergerstat Review 2003 published by Houlihan, Lokey, Howard, and Zukin, the average control premium for the banking industry over the past eight-year period was 38.1%. Given the number of shareholders of FMB, as well as the size of the guideline companies, the control premium of 5% was applied.

     After the control premium adjustment was applied, the indicated market capitalization values derived by the selected multiples were weighted. American Appraisal assigned a 50% weight to the earnings multiple and a 25% weight to each of the two book equity multiples (book equity and tangible book equity) to give equal consideration to the balance sheet (mix of assets and liabilities) and income statement (yield, costs, and ability to manage and control expenses) results. These weighted sub-totals were then summed to derive the fair value of FMB's equity using the guideline company method. This process is summarized as follows:


APPLIED MARKET                           REPORTED              INDICATED            WEIGHTED
CAPITALIZATION                            AMOUNT    SELECTED     VALUE     WEIGHT    VALUE
("MC") MULTIPLES                          ($000)    MULTIPLE   ($000)[1]    (%)      ($000)
----------------                         --------   --------   ---------   ------   --------
Book Equity[2].........................   56,414      1.96      126,804      25      31,701
Tangible Book Equity...................   55,587      2.16      126,246      25      31,562
Earnings...............................    8,182     16.46      141,444      50      70,722
Indicated Fair Value of 100% of First Manitowoc Bancorp, Inc. Common Stock:         133,985

---------------

[1] Includes a 5% control premium.


[2] Indicated fair value includes excess capitalization of $9,997.



     Based on American Appraisal's analysis, the fair value using the guideline company method of 100% of FMB's common stock on a marketable, controlling basis as of the valuation date is $133,985,000.


GUIDELINE TRANSACTION METHOD

     The guideline transaction method follows the same basic methodology as the guideline company method. However, instead of deriving market multiples from publicly traded share prices, multiples were derived from the purchase prices of entire companies.

     American Appraisal's primary sources for guideline transactions data were SNL DataSource and publicly available financial data. Selection of guideline transactions was based on both qualitative and quantitative factors related to company size, line of business and operating results, geographic focus, and other pertinent factors such as the amount of published information or trading activity in the stock.

     In the analysis of FMB's common stock, American Appraisal identified five recent guideline transactions. The following characteristics were required for comparability:

     - The target company is classified as Commercial Bank or Bank Holding Company in SNL DataSource.

     - The target company conducts its primary business in the United States, and more specifically is in the Midwest.

     - Adequate financial information about the target corporation is publicly available.

     - Total assets of the target corporation are between $300 million and $1.5 billion.

     - The acquisition was completed within two years prior to the valuation date.

     - Financial ratios including current equity-to-assets ratio, ROAE and ROAA for the past two years are similar.


     After reviewing the transactions and the relevant drivers of value, the average multiples of MC to earnings, tangible book equity and book value of equity were selected for this analysis based on the size, profitability, and growth opportunities of the target companies when compared to those of FMB. These multiples were adjusted upward by 5% to reflect the cost savings that FMB will generate compared to guideline companies. The cost savings include expenses related to Sarbanes-Oxley and SEC compliance. The selected multiples were multiplied by the book equity, tangible book equity, and earnings of FMB as reported on its balance sheet at and income statements as of March 31, 2005, to derive the market capitalization value of FMB.


     MC ratios, representing a freely traded majority interest, were calculated for each target company as of its effective transaction date. This method inherently reflects a controlling interest in the equity because the prices paid for the acquired companies already include the premium for control.


     The indicated values as derived by the MC multiples from guideline transactions were then weighted. American Appraisal assigned a 50% weight to the earnings multiple and a 25% weight to each of the two book multiples (book equity and tangible book equity) to give equal considerations to the balance sheet (mix of assets and liabilities) and income statement (yield, costs, and ability to manage and control expenses) results. Because each of the three multiples provided meaningful indications of value, the results from the application of these multiples were weighted equally, with consideration given to the fact that two of the multiples were based on balance sheet indications and one on the income statement. Based on American Appraisal's experience, these weights were deemed to be appropriate and reasonable. These weighted subtotals were then summed to derive the fair value of FMB using the guideline transaction method. This process is summarized as follows:


                                          REPORTED              INDICATED            WEIGHTED
APPLIED                                    AMOUNT    SELECTED     VALUE     WEIGHT    VALUE
MC MULTIPLES                               ($000)    MULTIPLE    ($000)      (%)      ($000)
------------                              --------   --------   ---------   ------   --------
Book Equity*............................   57,256      2.17      133,601      25      33,400
Tangible Book Equity....................   55,587      2.38      132,492      25      33,123
Earnings................................    8,182     17.94      146,822      50      73,411
Indicated Fair Value of 100% of First Manitowoc Bancorp, Inc. Common Stock: $139,934


---------------


* Indicated fair value includes excess capitalization of $9,155.



     Based on American Appraisal's analysis, the fair value using the guidelines transaction method of 100% of FMB common stock on a marketable, controlling basis as of the valuation date is $139,934,000.


CORRELATION AND CONCLUSION OF VALUE


     This valuation was performed to express an opinion of the fair value of 100% of the common stock of FMB on a marketable, controlling basis. The indications of value derived from the market approach were assigned a combined 60% weight, with equal weighting placed on the Guideline Company and Guideline Transaction Methods. Because both methods comprising the market approach utilized guideline information that was comparable to that of FMB, an equal weighting was applied to each method. The indication of value derived from the income approach was assigned a lower weight of 40% due to the fact that only one year of projected data was available for use in this approach. Based on American Appraisal's experience and judgment, it believed that the weights applied to the market and income approaches were reasonable, given the data provided and information available. Calculation of the indication of the fair value based on these weightings is shown in the table below.



                                                         INDICATED             WEIGHTED
                                                           VALUE                VALUE
VALUATION SUMMARY                                         ($000)     WEIGHT     ($000)
-----------------                                        ---------   ------   ----------
Income Approach
  Discounted Cash Flow Method..........................   133,505     40.0%       53,402
Market Approach
Guideline Company Method...............................   133,985     30.0%       41,195
  Guideline Transaction Method.........................   139,934     30.0%       41,980
Indicated Fair Value...................................                          135,578
Number of Shares Outstanding...........................                        6,937,268
Fair Value per share on a marketable, controlling basis
  (rounded)............................................                       $    19.54



     Based on the analysis outlined and on the valuation techniques employed, it is concluded that, as of May 5, 2005, the fair value of the equity of 100% of the common stock of FMB on a marketable, controlling basis is reasonably represented in the amount of $135,577,529.86 or $19.54 per share.


     American Appraisal did not investigate the title to or any liabilities against the equity appraised.


SELECT VALUATION CONSIDERATIONS



     Analyses and Methodologies. The preparation of a report regarding fair value is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such a report is not readily susceptible to partial analysis or summary description. The preparation of such a report involves more than mathematical evaluation and weighing of the results of the individual analyses performed, and required American Appraisal to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. For example, no company or transaction used in the above analyses as a comparison is exactly comparable to FMB in all respects. As a result, American Appraisal applied subjective criteria when determining the weight to apply in connection with the use of such comparisons in its analysis.



     Each of the analyses conducted by American Appraisal was carried out in order to provide a different perspective on the financial terms of the merger and add to the universe of material information available. American Appraisal did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fair value of FMB. Rather, in reaching its conclusion, American Appraisal considered the results of the analyses and ultimately reached its valuation based on the results of all analyses taken as a whole. The particular reliance or weight on particular analysis are summarized above. However, notwithstanding the separate factors summarized above, American Appraisal believed that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete or misleading view of the evaluation process underlying its report.



     Blended Approach to Valuation. American Appraisal recommended, and our board of directors agreed, that a blended valuation methodology was the most appropriate approach to valuing FMB for purposes of the transaction. Our board of directors does not believe that a going-concern value for FMB's common stock can be determined using a single valuation methodology. Rather, our board of directors believes that the blended valuation methodology undertaken by American Appraisal provides a more accurate reflection of FMB's going concern value, and further believes that such blended method is fairer to shareholders who are to receive cash consideration in the transaction.



In general, American Appraisal valued FMB's common stock under the assumption that FMB's business operations will continue as a going concern following consummation of the merger. Because going concern valuation is an element of the analysis performed in connection with the Income Approach and Market Approach, these approaches reflect that FMB as a whole, as a result of its income generating capacity, has a greater value than the value of the sum of its parts in the event of liquidation. FMB's board of directors did consider the going concern value as one, among other, elements of the valuation determined by American Appraisal, accepting American Appraisal's view that the going concern value was appropriately reflected by American Appraisal's application of the Income Approach and Market Approach to valuation.



     Applying Certain Weightings. In performing its analyses, American Appraisal applied weighting to certain of the multiples and valuation methods utilized. In each instance, the weighting determination was both subjective and objective in nature. In general, American Appraisal assigned weights to each of the valuation methods considered based on the information available as well as experience and judgment. The following discussion highlights certain considerations that influenced informed American Appraisal's weighting assignments.



     - GUIDELINE COMPANY METHOD AND GUIDELINE TRANSACTIONS METHOD. With respect to the guideline company and guideline transaction methods, American Appraisal assigned equal weighting to the guideline company and guideline transaction methods because both methods of the market approach utilized guideline information that was comparable to that of FMB.



     - BALANCE SHEET AND INCOME STATEMENT MULTIPLES. American Appraisal assigned equal weighting to FMB's balance sheet and income statement multiples used in both the Guideline Company Method and Guideline Transaction Method. In making this assignment, American Appraisal determined that the three multiples derived from the balance sheet and the income statement provided meaningful indications of value. Accordingly, American Appraisal concluded that the results from the application of these multiples should be weighted equally, with consideration given to the fact that two of the multiples were based on balance sheet indications and one multiple was based on an income statement indication. The balance sheet was given a 50% weighting because two multiples were based on balance sheet indications. Each of the multiples based on balance sheet indications were assigned 25% weighting because American Appraisal deemed them to be equally valuable. The income statement was assigned a 50% weighting because the remaining multiple was based on income statement indications.



     - INCOME APPROACH AND MARKET APPROACH. American Appraisal assigned a lower weight of 40% to the Income Approach because only one year of projected data was available for analysis in connection with this approach. Because the present value of a business enterprise is based, in part, on estimated future income, the fact that only one year of projections was available for analysis, made the income approach entitled to less weight. The market approach was entitled to greater weight because both the company and transaction comparables available for purposes of the market approach were considered good indicators. In summary, the market approach was assigned a higher weighting because American Appraisal concluded that the comparables were "very good" thereby enhancing the reliability of the market approach. Accordingly, American Appraisal concluded that it was appropriate to assign a greater weight to the market approach.



     Assigning A Control Premium. In connection with Market Approach, American Appraisal incorporated a 5% control premium as an element of the Guideline Company Method. While the average banking and finance industry control premium was 38% (based on Mergerstat Review for the period between 1996 and 2003), American Appraisal did not apply that level of premium in its analysis for a number of reasons. First, a substantial portion of the typical control premium is attributable to the acquiring company being able to increase its purchase price to reflect the savings it expects to realize from synergies achieved subsequent to the merger. These synergies can include, but are not limited to
(i) savings from the closing of physical facilities where the merging entities have what were previously competing offices located near to one another, (ii) compensation savings related to the termination of the acquired institution's senior management, (iii) compensation savings from termination of redundant staff positions (i.e., backroom check clearing functions, mortgage loan processors, etc.), (iv) savings arising from utilizing only a single data processing system or provider, (v) savings in advertising expenses, (vi) a general ability to reduce benefit costs and related administration expenses by combining plans, and (vii) a variety of other related elements. Second, since the merger of FMB into its subsidiary does not result in any of the synergies normally associated with a third-party transaction, use of the average industry-wide control premium would have substantially overstated value for this reason alone. The Mergerstat industry average also includes many transactions involving national and international financial institutions. These larger institutions offer a wide range of diversified products and a merger under such circumstances generally creates corresponding cross-selling opportunities which are not present in the proposed merger because (x) FMB is a small regional bank with a limited geographic reach, (y) has a less diversified product offering, and (z) will not acquire new customers to whom cross-selling strategies can be directed. Finally, the Mergerstat Review excludes negative premiums which would have further reduced the control premium average. Based on the factors discussed above, American Appraisal deemed a 5% control premium to be reasonable.



     Other Indications of Value. Our board of directors did not consider the discrete net book value, liquidation value or pre-merger going concern value to be the most accurate indicators of the value of FMB. Rather, our board of directors, in accordance with the recommendation of its independent, expert, financial consultant, American Appraisal, concluded that the blended indications of value used by American Appraisal were more appropriate given the structure of this transaction. Our board of directors determined that net book value, liquidation value and pre-merger going concern value calculations independent of mitigating methodologies would distort the value of FMB by undervaluing the company -- a result inconsistent with the board of directors' desire to assure fairness to the redeeming shareholders. Consequently, in consultation with American Appraisal, our board of directors determined that while it was appropriate to consider net book value, liquidation value and pre-merger going concern value, the more applicable valuation methodologies employed by American Appraisal were the appropriate means of arriving at a fair and fully valued indication of FMB's value.



     - BOOK VALUE. In the case of book value, our board of directors determined that it was not indicative of the market value of an ongoing business, and that the failure to account for FMB as an ongoing enterprise would cause a book value approach to undervalue FMB.

     - GOING CONCERN VALUE. Likewise, our board of directors determined that pre-merger going concern value was likely to underestimate the value of FMB if applied as a discrete valuation method because it would not reflect the reduction in operating expenses to be realized on a going forward basis by the surviving corporation due to the elimination of expenses following termination of registration with the SEC. Further, our board of directors concluded that the blended valuation methodology undertaken by American Appraisal provided a more accurate reflection of FMB's post-merger going concern value than applying a single methodology to determine a pre-merger going concern value. It further determined that such a blended method would be fairer to shareholders who are to receive cash consideration in the transaction. Finally, the post-merger going concern value was an element of the analysis performed in connection with the Income Approach and Market Approach. These approaches reflect that FMB as a whole, as a result of its income generating capacity, has a greater value than the value of the sum of its parts in the event of liquidation. Our board of directors did consider the going concern value as one, among other, elements of the ultimate valuation determined by American Appraisal, accepting American Appraisal's view that the post-merger going concern value was adequately reflected by American Appraisal's application of the Income Approach and Market Approach to valuation.



     - LIQUIDATION VALUE. Our board of directors concluded that liquidation value would underestimate the value of FMB because it would not reflect that FMB is an ongoing business with an enterprise value that is greater than the value of its independent parts. In general, American Appraisal valued FMB's common stock under the assumption that FMB's business operations will continue as a going concern following consummation of the merger.


                                  RISK FACTORS

  IF THE MERGER DOES NOT OCCUR, FMB WILL NOT BENEFIT FROM THE EXPENSES IT HAS INCURRED IN PREPARATION FOR THE MERGER.

     If the merger is not consummated, we will have incurred substantial expenses for which no ultimate benefit will have been received by us. We currently expect to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, much of which may be incurred even if the merger is not completed. In addition, FMB has suspended the implementation of certain compliance undertakings required by Sarbanes-Oxley, to pursue the merger. If the merger is not completed, FMB will be required to implement these regulatory requirements and the anticipated cost savings associated with termination of registration under Exchange Act will not be realized.

  THE ANNOUNCED MERGER MAY ADVERSELY AFFECT FMB'S RESULTS OF OPERATIONS.

     In response to the announcement of the merger, it is possible that customers of First National Bank and its subsidiaries could delay or defer decisions regarding the use of services, which could have a material adverse effect on FMB's business regardless of whether the merger is ultimately completed. Focus on the merger and related matters has, and may continue to, result in the diversion of management attention and resources. To the extent that there is uncertainty about the closing of the merger, or if the merger does not close, FMB's business may be harmed if others believe that FMB cannot effectively compete in the marketplace without the merger or if there is uncertainty surrounding the future profitability of the FMB as a reporting company under the Exchange Act.

                                THE TRANSACTION

MATERIAL TERMS

     The following is a summary of certain provisions of the plan of merger and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the plan of merger which is attached as Appendix B to this Information Statement and is incorporated into this Information Statement by reference. You are urged to read the plan of merger in its entirety.

     Summary Description of the Merger. At the effective time of the merger, FMB will merge with and into the merger subsidiary. Each FMB shareholder who holds of record fewer than 1,000 shares of FMB common stock will receive cash for their shares. All other shareholders will become shareholders of the surviving corporation.


     Our board of directors has adopted the plan of merger and authorized consummation of the merger. No shareholder approval is required in connection with the merger. See "SPECIAL FACTORS -- Approval of Security Holders" on page 17.


     The following events must occur to effect the merger:

     - the articles of merger must be filed with the Wisconsin Department of Financial Institutions; and

     - the surviving corporation, must file a final amendment to its going private Schedule 13E-3 with the SEC.

     To implement the merger fully and achieve the desired goal of decreasing the burdens, risks and expense associated with reporting companies by terminating FMB's reporting obligations, and maintaining our business identity, the following events must occur:

     - the surviving corporation must terminate FMB's filing obligations under the Exchange Act by filing a Form 15 with the SEC; and


     - the board of directors of the surviving corporation, Southeastern, must authorize and cause the filing of articles of amendment with Wisconsin Department of Financial Institutions changing the name of the surviving corporation from "Southeastern First Manitowoc Bancorp of Wisconsin" to "First Manitowoc Bancorp, Inc. See "THE TRANSACTION -- Termination of Exchange Act Registration" (page 32).



     Consideration; Conversion and Exchange of Stock Certificates. Each shareholder holding fewer than 1,000 shares of FMB common stock will be entitled to receive $19.60 per share in cash, without interest. Each share of FMB common stock held by a shareholder having 1,000 or more shares or in the Profit Sharing Plan will be exchanged for an equal number of shares of Southeastern common stock, and the holder will not receive any cash. As soon as practicable following the effective time of the merger, you (or, in the case of shares held in street name, your bank, broker or other nominee) will receive a letter of transmittal and instructions for surrendering your FMB stock certificates. See "THE TRANSACTION -- Exchange of Certificates" on page 29. When the merger is completed, the shares of redeeming shareholders will automatically be converted into the right to receive cash. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME.



     Effective Time of the Merger. We expect to complete the merger during late May or early June of 2005. However, FMB cannot guarantee that the merger will be completed by such time. The effective time of the merger will be the time of the filing with and acceptance for recordation of the articles of merger by the Wisconsin Department of Financial Institutions, or a later time specified in the articles of merger. Southeastern presently intends to file the articles of merger as soon as practicable after all regulatory notice periods have expired and upon completion of the merger.


     The Merger and Plan of Merger are not Contingent on Shareholder
Approval. Under Section 180.1104 of WBCL, no shareholder approval is required to authorize the plan of merger or to consummate the merger. Therefore, your vote will not be solicited and FMB and Southeastern will proceed with the completion of the merger without any action by shareholders.

     Amendment or Termination of the Plan of Merger. The plan of merger may be amended by our board of directors prior to our filing of the articles of merger with the Wisconsin Department of Financial Institutions, generally without the necessity of action by shareholders. No amendments or modifications to the plan of merger are presently contemplated. However, if there is any material amendment to the plan of merger, FMB will notify you and provide you with information relating to the amendments.

     The merger may be abandoned and the plan of merger terminated by our board of directors. At this time, our board of directors has no intention of abandoning the plan of merger.

DIVIDENDS AND DISTRIBUTIONS


     Each FMB shareholder will be entitled to dividends and distributions on his, her or its FMB common stock declared with record dates prior to the effective time. Redeeming shareholders will not be entitled to any future dividends or distributions that are declared by the surviving corporation after the merger is completed, regardless of whether the shareholder has or has not surrendered his or her stock certificates in accordance with the letter of transmittal. Continuing shareholders will receive dividends declared with respect to common stock of the surviving corporation only upon surrender of each such shareholder's FMB certificate(s) and issuance of certificates representing ownership in the surviving corporation in accordance with the letter of transmittal. See "TERMS OF THE MERGER -- Exchange of Certificates" (page 33).


REASONS FOR ENGAGING IN MERGER

     See "Special Factors -- Our Reasons for Pursuing the Merger" (page 10).

VOTE REQUIRED


     See "Special Factors -- Approval of Security Holders" (page 17).


REGULATORY REQUIREMENTS

     Federal securities laws require that we prepare and file a Schedule 13E-3 with the SEC in connection with the merger. In addition, state and federal securities law require that we prepare and deliver to our shareholders this Information Statement in connection with the merger. Federal and state law further require that we furnish this Information Statement to you at least 20 days prior to the closing of the transaction.

     After satisfaction of the foregoing requirements, we must file articles of merger with the Wisconsin Department of Financial Institutions and comply with federal and state securities laws to effect the merger.

     We have previously received written confirmation from the Federal Reserve Bank of Chicago that we will not be required to file an application pursuant to
Section 3 of the Bank Holding Company Act. However, if for any reason the merger fails to meet certain criteria outlined in Section 225.4(b)(6) of Regulation Y, promulgated under the Bank Holding Company Act, we may be required to make a filing pursuant to Section 225.4(b) of Regulation Y.

     Except for the regulatory requirements described above, FMB is not aware of any material United States federal or state or foreign governmental regulatory requirement that must be complied with or approval that must be obtained to complete the merger.

OPERATIONS OF FMB'S BUSINESS FOLLOWING THE MERGER

     Following the merger, FMB's business operations will be conducted by the surviving corporation in substantially the same manner as now conducted. The executive officers and directors of FMB immediately prior to the merger will be the executive officers and directors of the surviving corporation immediately after the merger. Current directors of FMB whose terms expire in 2005 were appointed to the surviving corporation's board of directors for full three-year terms in conjunction with Southeastern's formation. The remaining directors were appointed to terms that will expire in the same year their respective terms on the FMB board of directors would have expired but for the merger.

     No compensation increases or retention arrangements are contemplated in connection with the merger. The compensation of persons who will serve as directors and officers of Southeastern following the merger will be identical to the compensation they received in their capacities as directors and officers of FMB. Officers of

FMB who currently have executive agreements with FMB will have identical executive agreements with Southeastern following the merger.

     The corporate existence of First National Bank will not be affected by the merger and First National Bank will continue to conduct its operations in substantially the same manner as now conducted. The executive officers and directors of First National Bank immediately prior to the merger will continue as the executive officers and directors of First National Bank immediately after the merger. The deposits of First National Bank will continue to be insured by the Federal Deposit Insurance Corporation.

     Both the surviving corporation and First National Bank will continue to be regulated by the same agencies that regulated FMB and First National Bank prior to the merger.

TERMINATION OF EXCHANGE ACT REGISTRATION

     FMB common stock is currently registered under the Exchange Act and quoted on the Pink Sheets. The surviving corporation in the merger, as the successor to FMB, may terminate the Exchange Act registration of FMB common stock if there are fewer than 300 record holders of outstanding shares of surviving corporation common stock following completion of the merger. Because we expect the surviving corporation to have fewer than 300 shareholders of record, we anticipate that it will terminate the registration of FMB common stock as promptly as possible after the effective time of the merger. The deregistration of FMB common stock is expected to be effected by filing with the SEC a Certification of Termination of Registration of a Class of Security Under Section 12(g) or Notice of Suspension of Duty to File Reports Pursuant to Sections 13 and 15(d) of the Act on Form 15. The filing of Form 15 will immediately suspend the surviving corporation's obligation, as successor to FMB, to comply with the reporting requirements of the Exchange Act. The termination of registration will be effective no later than 90 days following such filing.


     The surviving corporation common stock may be quoted on the Pink Sheets, but no assurances can be given in that regard. See "Information About FMB and its Affiliates -- Market Price and Dividend Information" (page 41).


     Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the surviving corporation to its shareholders and to the SEC, and would decrease greatly burdens placed upon the surviving corporation. For example, certain provisions of the Exchange Act would not apply to the surviving corporation. These provisions include the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), the requirement to file Forms 10-K, 10-Q and similar reports with the SEC, the requirements of Rule 13e-3 regarding "going private" transactions and the stock transaction reporting and short-swing profit provisions of Section 16. Sarbanes-Oxley also contains obligations that the surviving corporation will not need to comply with following deregistration. Examples of these obligations include CEO and CFO certification of certain matters in periodic reports filed with the SEC, Section 404 compliance and expanded reporting obligations.

     FMB estimates that termination of the registration of FMB common stock under the Exchange Act will enable the surviving corporation to achieve significant reductions in legal, accounting, printing, management time and other expenses. The following chart provides a breakdown of our historical and estimated future external expenses related to our SEC reporting obligations:

                                                                              ESTIMATED
                                               2002       2003       2004       2005
                                             --------   --------   --------   ---------
Audit fees.................................  $ 50,000   $ 55,000   $105,000   $ 75,000
Legal counsel..............................    25,000     25,000     40,000     50,000
Corporate communications...................    20,000     25,000     25,000     50,000
SEC filing expenses........................    25,000     25,000     30,000     50,000
Certification of controls program..........    20,000     25,000    450,000    275,000
Attestation fees...........................    10,000     10,000     10,000     10,000
TOTAL......................................  $150,000   $165,000   $660,000   $510,000

     Estimated internal costs rose from $100,000 in 2002 to $125,000 in 2003 and $200,000 in 2004. It is estimated that those costs would have increased by $175,000 in 2005 if FMB had continued as a reporting company for the entire year. Compliance with Sarbanes-Oxley has subjected, and will subject, FMB and its directors and officers to additional risks, burdens and expenses. A portion of the anticipated expenses associated with being a reporting company include one-time costs relating to compliance with Sarbanes-Oxley (the 2005 estimates includes approximately $100,000 of one-time direct and indirect costs relating primarily to implementing the controls, procedures and auditor review required to comply with Section 404 of Sarbanes-Oxley).

CALCULATION OF MINIMUM SHARE OWNERSHIP

     Number of Shares Held. We will determine the number of shares held by each record holder by reference to the books and records of the corporation. Except as described below, the number of shares attributable to each record holder will be calculated separately from all other record shareholders. This means that if you own shares of record in several capacities, we will not combine those shares together for purposes of determining the ownership minimum. Rather, the shares owned in each capacity will be considered independently.

     With respect to all other shares of FMB common stock held in street name, we will consider you the record holder of such shares for purposes of our calculation of the share ownership minimum. We may determine the number of shares attributable to the accounts of individual beneficial owners by relying on "no object" lists provided by the nominee holders. We will calculate the number of shares held in each street name account independent of all other accounts represented by the same nominee. As a result, if you hold shares in multiple street name accounts represented by a single nominee, we will not combine the shares held in those separate accounts for purposes of determining the ownership minimum.

     We will aggregate those shares of FMB common stock held by the nominee for the Profit Sharing Plan. On that basis, as of the record date, the nominee for the Profit Sharing Plan will hold of record more than 1,000 shares of FMB common stock. This means that any shares you own through the Profit Sharing Plan will be exchanged for shares of surviving corporation common stock. You will not receive cash consideration with respect to such shares.

     Shares Held in Street Name. It is important that our shareholders understand how shares held in "street name" will be treated in the merger. You hold shares in "street name" if shares of FMB common stock that you own are held for your benefit by a brokerage or custodial account. The broker or custodian will typically hold all shares of FMB common stock deposited with it by multiple clients through a single nominee. As a result of this arrangement, your name and the names of other individual shareholders having deposits with the same broker or custodian do not appear on our record books. Only the name of the nominee appears as the holder of all shares of FMB common stock deposited with that broker or custodian represented.

     The form of merger consideration that you will receive with respect to your shares held in street name, cash or the surviving corporation's common stock, will be determined on an account by account basis. In other words, street name accounts in which you hold fewer than 1,000 shares will receive cash for each share of FMB common stock held, and street name accounts in which you hold 1,000 or more shares will receive shares of surviving corporation common stock in exchange for each share of FMB common stock held.


          EXAMPLE. If you have FMB common stock deposits of 500 shares with Broker A and 1,200 shares with Broker B, you will receive the following merger consideration: (i) your shares held by Broker A, upon surrender of FMB issued stock certificates, will be cashed out in the merger and your account with Broker A will receive cash in the amount of $9,800 (500 shares x $19.60); and (ii) each of your shares of FMB common stock held by Broker B, upon the surrender of FMB issued stock certificates, will be exchanged for one share of surviving corporation common stock.


EXCHANGE OF CERTIFICATES


     The surviving corporation will send shareholders a letter of transmittal as soon as reasonably practicable following completion of the merger with instructions on how to surrender certificate(s) representing shares of FMB common stock in exchange for the applicable merger consideration. If you are a redeeming shareholder, you will receive payment in cash in an amount equal to $19.60 times the number of shares represented by the surrendered certificate(s), without interest. If you are a continuing shareholder, you will receive a certificate representing a number of shares of the surviving corporation's common stock equal to the number of shares of FMB common stock represented by the surrendered certificate(s).

     You will not receive a stock certificate representing shares of the surviving corporation's common stock or cash payment, as applicable, under the plan of merger, until you surrender your FMB issued stock certificate(s) or appropriate affidavits and indemnity assurances in accordance with the instructions outlined in the letters of transmittal delivered to stockholders. Until so surrendered, each certificate representing FMB common stock will, after the effective time of the merger, represent for all purposes only the right to receive merger consideration in accordance with the plan of merger.

     If you are a continuing shareholder, you will not receive any dividends or other distributions in respect of the surviving corporation's common stock until you exchange your FMB stock certificate(s) for common stock of the surviving corporation. Once you exchange your FMB stock certificate(s) for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the completion of the merger and payable with respect to the shares of the surviving corporation's common stock which you receive.


     If any portion of the funds designated by the surviving corporation for payment of cash to redeeming shareholders remains unclaimed by redeeming shareholders promptly after the effective time of the merger, it will be disposed of by the surviving corporation in accordance with applicable state abandoned property or escheat laws. Any shareholders of FMB who have not properly surrendered their stock certificates will thereafter look only to the surviving corporation for payment of their claim for the amount due to them (without interest) under the merger agreement for their shares of FMB common stock. See "APPRAISAL RIGHTS AND DISSENTER'S RIGHTS; ESCHEAT LAWS," beginning on page 47.


             MATERIAL CHANGES IN RIGHTS OF CONTINUING SHAREHOLDERS

     The articles of incorporation and bylaws of Southeastern will be the articles of incorporation and bylaws of the surviving corporation, and will govern the rights, preferences, privileges and limitations on shares of the surviving corporation's common stock held by continuing shareholders. Continuing shareholders should be aware that the articles of incorporation and the bylaws of Southeastern include provisions that differ materially from the provisions of the articles of incorporation and bylaws of FMB. The following discussion summarizes those material differences. This discussion is qualified in its entirety by reference to the text of Section C of Article III of Southeastern's articles of incorporation, which are included as Appendix C to this Information Statement and Article VII of Southeastern's bylaws which are included as Appendix D to this Information Statement.

     Section C of Article III of the articles of incorporation of the surviving corporation provides that the surviving corporation's common stock is subject to transfer restrictions contained in the bylaws of the surviving corporation at the time of issuance of such stock or as may be subsequently imposed or created in accordance with Section 180.0627 of the WBCL or any successor thereto.
Article VII of the bylaws generally restricts the ability of shareholders to transfer their common stock in order to reduce the chances that the number of shareholders in the surviving corporation might increase as the result of share transfers to the point where the surviving corporation would again be required to register and report under the Exchange Act. Specifically, the surviving corporation's bylaws will:

     - Substantially restrict the ability of shareholders to transfer shares by providing the surviving corporation with a first option to purchase in the event of a proposed sale. A shareholder wishing to transfer shares (other than through a permitted transfer within the family, as described in the bylaws) must first provide the surviving corporation with a written notice of the proposed transfer, including the name of the prospective purchaser, the price, and the number of shares proposed to be transferred. The surviving corporation will then have 15 days in which to hold a meeting of its board of directors (or in which the appropriate corporate officer may act pursuant to a previously approved board policy) to determine whether to exercise its purchase rights. Within 20 days following receipt of such written notice, the surviving corporation must notify the proposing shareholder whether it is electing to purchase some, all, or none of the shares offered by the shareholder at the price at which the shareholder offered such shares to the third party. If the surviving corporation elects not to purchase all of the shares, the shareholder will have 30 days in which to transfer the unpurchased shares in accordance with the terms of the written notice of the proposed transfer.

     - Provide that in the event of a transfer occurring as a result of bankruptcy, receivership, attachment, execution, levy, or similar proceedings maintained against a shareholder or shareholder's spouse with respect to shares (an "Involuntary Transfer"), the affected shareholder must immediately notify the surviving corporation providing information including the number of shares involved, the nature of the transaction, and the name of the proposed transferee. The surviving corporation will then have the same purchase rights as would apply to a proposed sale to a third party.

     - Permit shareholders to pledge or otherwise encumber their shares; provided that no transfer of title or voting rights may accompany the pledge or encumbrance. The shareholder must notify the surviving corporation in advance to obtain consent to the pledge or encumbrance and, if the shareholder defaults, the surviving corporation will have the same purchase rights as would apply in the event of an Involuntary Transfer.

     - Permit shareholders to transfer shares to a spouse by gift or bequest without restriction; provided that any further transfer by the recipient will be subject to the Bylaw restrictions. The Bylaws contain additional provisions relating to the transfer of shares between spouses in the event of dissolution of a marriage.

     - Allow shares to be transferred to the decedent spouse in the event of a shareholder's death; provided, that any other transfer may occur only if the surviving corporation does not elect to purchase such shares. The surviving corporation's right to purchase in such cases may be exercised in the same manner as in connection with proposed sales by shareholders to third parties. Absent an offer by a proposed purchaser for a decedent's shares, the purchase price is to be mutually agreed upon between the surviving corporation and the transferring shareholder.

The surviving corporation will restrict the sale or assignment of the shares by placing a legend on all certificates evidencing the shares stating that the holders of such shares may not sell or assign the shares without compliance with the provisions of the surviving corporation's bylaws. Transferred shares will remain subject to the same transfer restrictions in the hands of their new owners.

     In the event of an attempted share transfer which does not comply with
Article VII of the bylaws, the surviving corporation will not recognize the attempted transfer and will not record it in its stock transfer book. No share may be voted except by the shareholder shown as the owner of record of such share in the surviving corporation's stock transfer book.

               SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION


     FMB anticipates that it will apply approximately $2,087,400 for payment to shareholders whose shares of FMB common stock are redeemed in the merger. These funds will come from working capital and will reduce the equity of the continuing shareholders.


     FMB estimates that the following expenses will be incurred in connection with the transaction:


Legal Fees..................................................  $135,000
Accounting Fees.............................................  $ 10,000
Financial Advisor Fees......................................  $ 41,000
Printing and Mailing Fees...................................  $ 15,000
Miscellaneous (filing fees, etc.)...........................  $ 16,000
Total.......................................................  $217,000

     FMB will bear the expense of preparing, printing and mailing this Information Statement, the Schedule 13E-3 and related documents to shareholders. The preparation of this Information Statement, the

Schedule 13E-3, the plan of merger and related documents, and the formation of the merger subsidiary were facilitated by certain management and non-management employees of First National Bank and the following officers of the company:
Thomas J. Bare, President and Chief Executive Officer, Paul H. Wojta, Chief Financial Officer, and Rachel E. Wiegert, Corporate Secretary. Officers of FMB and First National Bank and employees of First National Bank may communicate with shareholders either in person or by telephone regarding the terms of the proposed transaction. Neither the officers of FMB nor the officers and employees of First National Bank will receive additional compensation for the services that they provide in connection with the transaction.

                    INFORMATION ABOUT FMB AND ITS AFFILIATES

ABOUT FMB AND ITS BUSINESS

     FMB is a Wisconsin corporation and registered bank holding company. We engage in our business through our subsidiary, First National Bank, which is a national banking association. Our principal offices are located at 402 North Eighth Street, Manitowoc, Manitowoc County, Wisconsin and our home page on the Internet is www.bankfirstnational.com.

     First National Bank has thirteen full service branch offices located in Francis Creek, St. Nazianz, Two Rivers, Mishicot, Manitowoc, Kiel, Newton, New Holstein, Plymouth, Bellevue, and Ashwaubenon, Wisconsin. First National Bank and its branch network provides a broad range of financial services to individuals and corporations in northeastern Wisconsin. These services include demand, time, and savings deposits; commercial and retail lending; ATM processing; trust services; and insurance services.

     First National Bank also has a wholly-owned investment subsidiary, FNBM Investment Corp. and a wholly-owned insurance subsidiary, The Vincent Group, Inc. ("The Vincent Group"). The Vincent Group also operates offices in Manitowoc and Green Bay, Wisconsin. The Vincent Group is an independent agency offering commercial, personal, life and health insurance.

     At the effective time of the merger, FMB will merge with and into Southeastern and will cease to exist after the merger.

ABOUT SOUTHEASTERN

     Southeastern is a newly formed Wisconsin corporation, and is a wholly-owned subsidiary of FMB. Southeastern was organized solely for the purpose of facilitating the merger. It is controlled by FMB and its directors and officers are directors and officers of FMB. Southeastern has not conducted any activities other than those incident to its formation, its execution of the plan of merger and its assistance in preparing various SEC filings related to the going private transaction. Southeastern has no significant assets, liabilities or shareholders' equity. The address and telephone number of Southeastern's business and principal executive offices are the same as those of FMB.

     Southeastern has engaged in no independent analysis of the merger and it expressly adopts the disclosures, conclusions and analyses of FMB.

     At the effective time of the merger, FMB will merge with and into Southeastern, with Southeastern surviving the merger and becoming the successor in interest to the business and to all of the assets of FMB. As soon as practicable following the merger, Southeastern will file articles of amendment with the State of Wisconsin, changing its name from "Southeastern First Manitowoc Bancorp of Wisconsin, Inc." to "First Manitowoc Bancorp, Inc."

DIRECTORS AND EXECUTIVE OFFICERS OF FMB

     The following table sets forth, with respect to each director of FMB, all of whom will continue as directors of the surviving corporation, (i) the current principal occupation or employment, (ii) the principal business of any corporation or other organization by which such director is employed by, (iii) material occupations, positions, offices or employment during the past five years, and
(iv) the address of any corporation or other organization in which the occupation, position, office or employment was conducted, as of March 31, 2005.


NAME
AND POSITION                                                       EXPERIENCE
------------                                                       ----------
                                                              TERMS EXPIRE IN 2005
THOMAS J. BARE............................  Mr. Bare serves as a director and President of FMB and
DIRECTOR, PRESIDENT                         First National Bank. He serves on the Compensation
                                            Committees of the board of directors of FMB and First
                                            National Bank, respectively. He also serves as a
                                            director of FNBM Investment Corp., First National Bank's
                                            investment subsidiary. Mr. Bare serves as a director of
                                            United Financial Services, Inc, First National Bank's
                                            data processing company, and as its Secretary and
                                            Treasurer. He has been a director and Chief Executive
                                            Officer of Southeastern since February 22, 2005. He is a
                                            director and Chairman of the Board of The Vincent Group,
                                            Inc., First National Bank's insurance subsidiary. Prior
                                            to joining FMB in January 1977, Mr. Bare was employed by
                                            the First National Bank of Portage from October 1967
                                            through January 1977 where he was involved in various
                                            operational and lending activities.

CRAIG A. PAULY............................  Mr. Pauly serves as the Business Administrator of St.
DIRECTOR                                    Peter the Fisherman Catholic Parish, located in Two
                                            Rivers, Wisconsin. Mr. Pauly has been a director of FMB
                                            and the First National Bank since 1980. He has served as
                                            a director of Southeastern since February 22, 2005.

KATHERINE M. REYNOLDS.....................  Ms. Reynolds is a partner in the Manitowoc office of
DIRECTOR                                    Michael Best & Friedrich LLP, a Milwaukee-based law
                                            firm. Her practice includes estate planning, business,
                                            real estate, and local government law. Ms. Reynolds has
                                            been a director of FMB and First National Bank since
                                            1992. She serves as a member of FMB's and First National
                                            Bank's Compensation Committee. She has served as a
                                            director of Southeastern since February 22, 2005.
                                                              TERMS EXPIRE IN 2006
JOHN M. JAGEMANN..........................  Mr. Jagemann is Vice President of Customer Relations of
DIRECTOR                                    Arimon Technologies, Inc., a manufacturer of electrical
                                            components. He is also a principal of Plan B LLC and
                                            Lindbergh Properties LLC, real estate management
                                            companies, and Courthouse Pub LLC, a food service
                                            company. Since 1996, Mr. Jagemann has been a director of
                                            FMB and First National Bank. He serves as Chairman of
                                            FMB's and First National Bank's Compensation Committee.
                                            He has served as a director of Southeastern since
                                            February 22, 2005.

JOHN M. WEBSTER...........................  Mr. Webster is President and Chief Executive Officer of
DIRECTOR                                    Crescent Woolen Mills Co., a manufacturer of woolen and
                                            synthetic yarns. In addition, he is Attorney of Counsel
                                            at the Law Offices of Winter, Fox & Stangel, LLP. Since
                                            1998, Mr. Webster has been a director of FMB and First
                                            National Bank. He serves as a member of FMB's and First
                                            National Bank's Audit Committee. He has served as a
                                            director of Southeastern since February 22, 2005.

NAME
AND POSITION                                                       EXPERIENCE
------------                                                       ----------

ROBERT S. WEINERT.........................  Mr. Weinert is Chairman and Treasurer of Crafts, Inc., a
DIRECTOR                                    commercial roofing company. He serves as a director and
CHAIRMAN OF THE BOARD                       Chairman of the respective boards of directors of FMB,
                                            Southeastern and First National Bank. He has been a
                                            director of FMB and First National Bank since 1979. Mr.
                                            Weinert serves as a member of both the Audit and
                                            Compensation Committees of FMB and First National Bank.
                                            He has served as a director of Southeastern since
                                            February 22, 2005.

                                                              TERMS EXPIRE IN 2007

JOHN C. MILLER............................  Mr. Miller is the President and Director of Miller-St.
DIRECTOR                                    Nazianz, Inc., an agricultural equipment manufacturer.
                                            He has been a director of FMB and First National Bank
                                            since 1996. Mr. Miller serves as a member of FMB's and
                                            First National Bank's Audit Committee. He has served as
                                            a director of Southeastern since February 22, 2005.

JOHN E. NORDSTROM.........................  Mr. Nordstrom is the co-founder and President of Omega
DIRECTOR                                    Manufacturing Corporation, which provides the
                                            international paper industry with innovative converting
                                            machinery and the national window covering industry with
                                            Adjust-A-View Window Treatment. Since 1992, Mr.
                                            Nordstrom has been a director of FMB and First National
                                            Bank. Mr. Nordstrom serves as a member of FMB's and
                                            First National Bank's Compensation Committee. He has
                                            served as a director of Southeastern since February 22,
                                            2005.

JOHN J. ZIMMER............................  Mr. Zimmer is the President of Management Advisory
DIRECTOR                                    Group, LLC, which provides management consulting
                                            services to CEOs of growing companies. Mr. Zimmer first
                                            served as a director of FMB and First National Bank from
                                            1974 through 1980. In 1988, he again was elected to the
                                            board of directors of FMB and First National Bank. He
                                            serves as Chairman of FMB's and First National Bank's
                                            Audit Committee and as a member of the Compensation
                                            Committee. He has served as a director and Vice
                                            President of Southeastern since February 22, 2005.


     The following table sets forth, with respect to each executive officer who is not a director of FMB, (i) the current principal occupation or employment,
(ii) the principal business of any corporation or other organization which such executive officer is employed by, (iii) material occupations, positions, offices or employment during the past five years, and (iv) the address of any corporation or other organization in which the occupation, position, office or employment was conducted, as of March 31, 2005.



NAME
AND POSITION                                                       EXPERIENCE
------------                                                       ----------
PAUL H. WOJTA.............................  Mr. Wojta has served as the Senior Vice President,
CHIEF FINANCIAL OFFICER                     Cashier and Bank Secrecy Account Officer of First
                                            National Bank in Manitowoc since 2000. He was appointed
                                            Chief Financial Officer of Southeastern on February 22,
                                            2005.

RACHEL E. WIEGERT.........................  Ms. Wiegert is the Corporate Secretary of First National
CORPORATE SECRETARY                         Bank in Manitowoc and of FMB. She has served in that
                                            capacity for both entities since 1990. She was appointed
                                            Secretary of Southeastern on February 22, 2005.


DIRECTORS AND EXECUTIVE OFFICERS OF SOUTHEASTERN

     The following table sets forth the directors and executive officers of Southeastern. Each such director and executive officer was appointed to his or her respective position(s) on February 22, 2005. With respect to each Southeastern director and executive officer, (i) the current principal occupation or employment, (ii) the principal business of any corporation or other organization by which such director is employed by, (iii) all material occupations, positions, offices or employment during the past five years, and (iv) the address of any corporation or other organization in which the occupation, position, office or employment was conducted, as of February 22, 2005 are set forth in the table above under the caption "INFORMATION ABOUT FMB AND ITS AFFILIATES -- Directors and Executive Officers of FMB."

NAME                                                              POSITION
----                                                              --------
Thomas J. Bare....................................  Director and Chief Executive Officer
John M. Jagemann..................................  Director
John E. Nordstrom.................................  Director
Craig A. Pauly....................................  Director
Katherine M. Reynolds.............................  Director
John M. Webster...................................  Director
Robert S. Weinert.................................  Director and Chairman of the Board
John J. Zimmer....................................  Director and Vice President
Rachel E. Weigert.................................  Secretary
Paul H. Wojta.....................................  Chief Financial Officer

INTEREST IN SECURITIES OF FMB

     The following table sets forth the beneficial ownership (except as otherwise indicated) of shares of FMB common stock as of December 31, 2004 (except as otherwise noted below) by (i) each shareholder known to FMB to beneficially own more than 5% of the shares of FMB common stock outstanding as disclosed in certain reports regarding such ownership filed with the SEC in accordance with Sections 13(d) or 13(g) of the Exchange Act, (ii) each director of FMB, (iii) each of the executive officers of FMB, and (iv) all directors and executive officers as a group.


                                                                   COMMON STOCK
                                                              ----------------------
                                                              NUMBER OF   PERCENT OF
BENEFICIAL OWNER                                               SHARES       CLASS
----------------                                              ---------   ----------
DIRECTORS:
Thomas J. Bare(1)...........................................    586,833       8.5%
John M. Jagemann............................................     77,030       1.1
John C. Miller(2)...........................................      7,920         *
John E. Nordstrom...........................................        100         *
Craig A. Pauly(3)...........................................     70,276       1.0
Katherine M. Reynolds.......................................      3,438         *
John M. Webster(4)..........................................      6,400         *
Robert S. Weinert...........................................     90,482       1.3
John J. Zimmer(5)...........................................     17,448         *
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Joseph W. Debilzen(6).......................................     43,892         *
Daniel J. Lalko(7)..........................................     29,991         *
Elizabeth Phillips-smith(8).................................      5,988         *
Charles P. Riley............................................      3,193         *
Paul H. Wojta(9)............................................     64,467         *
Rachel E. Weigert...........................................        528         *
ALL DIRECTORS AND EXECUTIVE OFFICERS OF FMB
  AND FIRST NATIONAL BANK AS A GROUP........................  1,007,458      14.5


---------------

 * Represents less than 1% of the total number of shares of FMB common stock outstanding on the record date.

(1) Includes 300 shares held by Thomas J. Bare as an individual; 117,500 shares held I/N/O Thomas J. Bare and Virginia S. Bare Living Trust; 73,693 shares held in First National Bank 401(k) Profit Sharing

    F/B/O Thomas J. Bare; 73,612 shares held I/N/O Suzanne E. Bare Trust; 51,680 shares held I/N/O Joanna M. Bare; 55,254 shares held I/N/O Jonathan L. Bare; 55,834 shares held I/N/O Michael A. Bare; 2,900 shares held in Manbank & Co. I/N/O Thomas J. Bare Custodial IRA; 156,060 shares held I/N/O Virginia S. Bare Trust.

(2) Includes 308 shares held by John C. Miller as an individual; and 7,612 shares held F/B/O John C. Miller IRA.

(3) Includes 50,540 shares held by Craig A. Pauly as an individual; 4,824 shares held I/N/O Craig A. and Cynthia Pauly JT; 13,936 shares held in Manbank & Co. I/N/O Craig A. Pauly Custodial IRA; and 976 shares held in Manbank & Co. I/N/O Cynthia Pauly Custodial IRA.

(4) Includes 4,800 shares held by John M. Webster as an individual; 1,300 shares held F/B/O John M. Webster IRA; and 300 shares held I/N/O Karen Webster.

(5) Includes 14,448 shares held by John J. Zimmer as an individual; 2,000 shares held F/B/O John J. Zimmer IRA; and 1,000 shares held F/B/O Bernadine Zimmer IRA.

(6) Includes 40,976 shares held in First National Bank 401(k) Profit Sharing Plan F/B/O Joseph W. Debilzen; 1,736 shares held in Manbank & Co. I/N/O Janet Debilzen Custodial IRA; 652 shares held in Manbank & Co. I/N/O Joseph
    W. Debilzen Custodial IRA; and 528 shares held I/N/O Janet L. Debilzen and Joseph W. Debilzen.

(7) Includes 17,162 shares held by Daniel J. Lalko as an individual; 628 shares held I/N/O Daniel J. Lalko and Ann E. Lalko JT; 5,895 shares held in Manbank & Co. I/N/O Daniel J. Lalko Custodial IRA; 1,636 shares held in Manbank & Co. I/N/O Ann E. Lalko Custodial IRA; and 4,670 shares held in First National Bank 401(k) Profit Sharing Plan F/B/O Daniel J. Lalko.

(8) Includes 2,120 shares held in Manbank & Co. I/N/O Elizabeth Phillips-smith IRA; and 3,868 shares held in First National Bank 401(k) Profit Sharing Plan F/B/O Elizabeth Phillips-smith.

(9) Includes 29,018 shares held I/N/O of Paul H. and Jeanne C. Wojta; and 35,449 shares held in First National Bank 401(k) Profit Sharing Plan F/B/O Paul H. Wojta.

Southeastern holds no interest in the common stock of FMB.

USE OF SECURITIES ACQUIRED AND PLANS OR PROPOSALS

     Use of Securities. The surviving corporation will cancel shares of FMB common stock surrendered in connection with the merger in exchange for (i) in the case of redeeming shareholders, cash payment of the merger consideration, and (ii) in the case of continuing shareholders, shares of the surviving corporation's common stock.

     Plans or Proposals. FMB and Southeastern have the following plan in connection with the merger:

     - If the surviving corporation has fewer than 300 shareholders following the effective time of the merger, the surviving corporation will terminate the registration of FMB's common stock under the Exchange Act and thus eliminate its obligation to file reports (such as Form 10-Q quarterly and Form 10-K annual reports) and forms with the SEC under the Exchange Act, and its obligation to comply with most of the provisions of Sarbanes-Oxley.

     - The surviving corporation will effect the termination of registration by filing with the SEC a Certification of Termination of Registration of a Class of Security Under Section 12(g) or Notice of Suspension of Duty to File Reports Pursuant to Sections 13 and 15(d) of the Act on Form 15, immediately suspending the surviving corporation's obligation to comply with the reporting requirements of the Exchange Act and most of the requirements of Sarbanes-Oxley. We expect the termination of registration to take effect no later than 90 days following such filing.

     In the last 60 days, neither FMB nor Southeastern has had any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of FMB or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of FMB; any change in the present board of directors or management of FMB, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or any other material change in FMB's corporate structure or business.

MARKET PRICE AND DIVIDEND INFORMATION

     FMB common stock is quoted in the over the counter market on the Pink Sheets under the symbol "FWBW." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Trading of our common stock on the Pink Sheets has historically been limited and sporadic, and it is possible that there may be occasional transactions among private parties that are not reported on the Pink Sheets or to FMB.

     The table below sets forth the high and low sales prices for FMB common stock for each calendar quarter from December 31, 2002, through December 31, 2004, as reported by the Pink Sheets, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.


                                                                            CASH DIVIDENDS
QUARTER ENDED                                          HIGH BID   LOW BID      DECLARED
-------------                                          --------   -------   --------------
March 31, 2003.......................................   $14.50    $14.50        $0.050
June 30, 2003........................................   $15.75    $14.50        $0.050
September 30, 2003...................................   $15.50    $14.50        $0.050
December 31, 2003....................................   $16.00    $14.00        $0.060
March 31, 2004.......................................   $15.50    $14.05        $0.055
June 30, 2004........................................   $16.25    $14.90        $0.055
September 30, 2004...................................   $16.00    $15.00        $0.055
December 31, 2004....................................   $16.00    $15.10        $0.065
March 31, 2005.......................................   $19.00    $15.10        $0.065


     Following completion of the merger, FMB's common stock will no longer be quoted on the Pink Sheets or be eligible for trading on an exchange or automated quotation system operated by a national securities association. The surviving corporation's common stock may be quoted on the Pink Sheets, but no assurances can be made in that regard.

     Based on First National Bank's balance sheet as of December 31, 2004, First National Bank could pay a dividend to FMB in the amount of $16,000,000 without prior regulatory approval. The payment of dividends by FMB and First National Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital at or in excess of regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit FMB's ability to obtain funds from First National Bank for FMB's cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses. Following the completion of the merger, the surviving corporation will be subject to the requirements of FDICIA.

DESCRIPTION OF FMB COMMON STOCK AND NUMBER OF SHAREHOLDERS


     FMB is authorized to issue 10,000,000 shares of common stock, with a par value of $1.00 per share. As of May 6, 2005, there were 6,937,268 shares of FMB common stock outstanding. Each share of FMB common stock has equal voting rights, preferences, privileges and limitations. Each share of FMB common stock has the same rights and is identical in all respects with every other share of FMB common stock. The holders of FMB common stock possess all voting rights with respect to FMB. Each holder of FMB common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock.

DESCRIPTION OF SURVIVING CORPORATION COMMON STOCK AND NUMBER OF SHAREHOLDERS

     The surviving corporation is authorized to issue 25,000,000 shares of capital stock, of which 20,000,000 shares are designated common stock, with a par value of $0.01 per share, and 5,000,000 shares are designated serial preferred stock, with a par value $0.01 per share. Each share of surviving corporation common stock has equal voting rights, preferences, privileges and limitations. The holders of surviving corporation common stock will possess all voting rights with respect to the surviving corporation. Each holder of surviving corporation common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock, except where a class vote is required by law or otherwise, or as provided in any resolutions adopted by the surviving corporation's board of directors.

     The following outlines briefly additional rights, preferences, privileges and limitations with respect to the surviving corporation's common stock:

     - DIVIDEND RIGHTS. Subject to any rights and preferences of any class of stock having preferences over the common stock, holders of common stock shall be entitled to such dividends as may be declared by the board of directors out of funds lawfully available therefore.


     - TRANSFER RESTRICTIONS AND REPURCHASE RIGHTS. The holders of common stock are subject to such transfer restrictions and first purchase rights of the corporation as may be contained in the bylaws of the surviving corporation at the time of the issuance of their shares or as may be subsequently imposed or created in accordance with Section 180.0627 of WBCL or any successor thereto. See "MATERIAL CHANGES IN RIGHTS OF CONTINUING SECURITY HOLDERS," beginning on page 34.


     - VOTE REQUIRED FOR CERTAIN ACTIONS.

      1. The affirmative vote of 80% of the outstanding shares entitled to vote for the election of a director is required to remove such director from office and to fill any vacancy so created.

      2. The affirmative vote of the holders of 66 2/3% of all outstanding shares entitled to vote on an amendment, alteration, change or repeal to any of the provisions of the articles of incorporation, except for certain permitted amendments or as otherwise provided in the articles of incorporation is required to authorize any such amendment, alteration, change or repeal.

      3. The affirmative vote of at least 80% of the outstanding shares entitled to vote is required in the case of an amendment to Articles V [Directors], VII [Amendment], VIII [Shareholders Vote Required for Merger], IX [Control Share Acquisitions] or X [Indemnification] of the articles of incorporation.

      4. The affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote on the matter is required for (i) a merger or consolidation of the corporation with one or more other corporations (regardless of which is the surviving corporation), or (ii) any sale, lease or exchange of all or substantially all of the property and assets of the corporation to or with one or more other corporations, persons or other entities.

      5. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote on a matter described in paragraphs 3 and 4 above, applies to any such transaction which is approved by resolution adopted by the affirmative vote of the majority of the entire board of directors in office at the time of such approval, at any time prior to the mailing to shareholders of the notice of the meeting at which the shareholders' vote on such matters is to be held.

      6. Notwithstanding the foregoing, the surviving corporation may merge into itself any corporation, of which it owns at least 90% of the outstanding shares of each class, without approval by a vote of shareholders of either corporation in accordance with the procedures set forth in Section 180.1104 of WBCL, or any successor thereto.

     - CLASSIFICATION OF THE BOARD OF DIRECTORS. The board of directors is divided into three classes of not fewer than two nor more than five directors each.

     - CONTROL SHARE VOTING RIGHTS LIMITATIONS. The surviving corporation's common stock is subject to the provisions of Section 180.1150 of WBCL, including, without limitation, the limitations on voting rights contained therein. In general, Section 180.1150 provides that the voting power of shares of a resident domestic corporation held by any person, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares, unless otherwise provided in the articles of incorporation of the corporation or unless such voting right are restored in accordance with Section 180.1150.


     As of March 15, 2005, FMB was the sole shareholder of Southeastern.


CERTAIN RELATIONSHIPS

     Michael Best, FMB's outside corporate legal counsel, provided our board of directors with legal advice in connection with the merger, including without limitation, consideration of the transaction structure, drafting of the plan of merger, and preparation of this Information Statement and the Schedule 13E-3 to be filed with the SEC. Katherine M. Reynolds, Esq. and K. Thor Lundgren, Esq., both partners with Michael Best, are members of the board of directors of FMB and American Appraisal, respectively.

     Ms. Reynolds participated in consideration of the merger and the plan of merger in her capacity as a member of our board of directors. Mr. Lundgren has been active in Michael Best's representation of FMB in connection with the merger. American Appraisal has been engaged as FMB's financial adviser in connection with the merger.

     We do not believe that the relationships discussed above reflect a conflict of interest for Ms. Reynolds or Mr. Lundgren or that any such conflict exists.

SOLICITATION OR RECOMMENDATION

     The members of our board of directors have unanimously approved the plan of merger and the merger and have determined that the merger is fair and in the best interests of FMB shareholders, including all non-affiliated shareholders, redeeming shareholders and continuing shareholders. Because no shareholder vote is required in connection with the merger, our board of directors will not make a recommendation regarding the merger to shareholders.


                         SUMMARY FINANCIAL INFORMATION



SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION



     The following table sets forth selected historical consolidated financial data for FMB and its subsidiaries for each of the fiscal years in the three-fiscal-year period ended December 31, 2004 derived from FMB's audited consolidated financial statements appearing in FMB's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "2004 10-K"), which is incorporated by reference in this Information Statement. The selected historical consolidated financial data as of and for the three-month periods ended March 31, 2005 and March 31, 2004 have been derived from FMB's unaudited consolidated financial statements appearing in FMB's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, which is incorporated by reference in this Information Statement. The historical results of FMB included below are not necessarily indicative of FMB's future performance, and results of operations for the respective three-month periods ended March 31, 2005 and March 31, 2004 are not necessarily indicative of the results of operations of FMB for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of FMB's financial position, results of operations and cash flows at the end of and for the periods presented.



     The book value per share as of March 31, 2005 is $9.57.



     This financial information is only a summary and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION" and the consolidated financial statements of FMB and the notes thereto included in our 2003 Annual Report, annual report on Form 10-K for the period ended December 31, 2004 and quarterly report on Form 10-Q for the period ended March 31, 2005.





                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                       2004           2003           2002           2005           2004
BALANCE SHEET                      ------------   ------------   ------------   ------------   ------------
Assets
  Cash and cash equivalents......  $ 39,873,000   $ 35,767,000   $ 56,089,000   $ 31,990,000   $ 26,476,000
  Investments....................   162,009,000    143,327,000    138,605,000    164,893,000    153,712,000
  Loans..........................   382,691,000    367,126,000    340,719,000    386,391,000    368,794,000
  Other..........................    37,602,000     35,733,000     30,397,000     38,709,000     35,929,000
                                   ------------   ------------   ------------   ------------   ------------
Total Assets.....................  $622,175,000   $581,953,000   $565,810,000   $621,983,000   $584,911,000
                                   ============   ============   ============   ============   ============
Liabilities
  Deposits.......................  $445,786,000   $428,284,000   $416,099,000   $435,670,000   $422,078,000
  Repurchase agreements &
    borrowings...................   103,900,000     87,269,000     89,022,000    113,144,000     92,989,000
  Other..........................     6,616,000      6,177,000      6,405,000      6,758,000      6,973,000
                                   ------------   ------------   ------------   ------------   ------------
Total Liabilities................   556,302,000    521,730,000    511,526,000    555,572,000    522,040,000
                                   ------------   ------------   ------------   ------------   ------------
Shareholders' Equity.............    65,873,000     60,223,000     54,284,000     66,411,000     62,871,000
                                   ------------   ------------   ------------   ------------   ------------
Total Liabilities and
  Shareholder's Equity...........  $622,175,000   $581,953,000   $565,810,000   $621,983,000   $584,911,000
                                   ============   ============   ============   ============   ============
Income Statement
  Interest income................  $ 28,042,000   $ 27,189,000   $ 30,811,000   $  7,613,000   $  6,656,000
  Interest expense...............     8,796,000      9,683,000     11,978,000      2,618,000      2,092,000
                                   ------------   ------------   ------------   ------------   ------------
  Net interest income............    19,246,000     17,506,000     18,833,000      4,995,000      4,564,000
  Provision for loan losses......       450,000      1,250,000      1,950,000        100,000        100,000
                                   ------------   ------------   ------------   ------------   ------------
  Net interest income after
    provision for loan losses....    18,796,000     16,256,000     16,883,000      4,895,000      4,464,000
  Other income...................     6,494,000      7,887,000      6,585,000      1,743,000      2,053,000
  Other expense..................    14,982,000     14,433,000     14,542,000      3,749,000      3,729,000
                                   ------------   ------------   ------------   ------------   ------------
  Net income before taxes........    10,308,000      9,710,000      8,926,000      2,889,000      2,788,000
  Provision for income taxes.....     2,406,000      2,081,000      1,837,000        702,000        641,000
                                   ------------   ------------   ------------   ------------   ------------
  Net income.....................  $  7,902,000   $  7,629,000   $  7,089,000   $  2,187,000   $  2,147,000
                                   ============   ============   ============   ============   ============
Shares...........................     6,937,268      6,937,268      6,937,268      6,937,268      6,937,268
Income per common share from
  continuing operations..........  $       1.14   $       1.10   $       1.02   $       0.32   $       0.31
Net income per common share......  $       1.14   $       1.10   $       1.02   $       0.32   $       0.31
Earnings to fixed charges........         212.6%         196.5%         171.4%         207.6%         228.6%
Book value per share.............  $       9.50   $       8.68   $       7.82   $       9.57   $       9.06

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES



     FMB's consolidated ratios of earnings to fixed charges (i) for the three most recent fiscal years ended December 31, 2004, and (ii) the three month periods ended March 31, 2004 and March 31, 2005 are set forth below:



                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,     MARCH 31,
RATIO OF EARNINGS TO FIXED CHARGES:        2004           2003           2002          2005          2004
-----------------------------------    ------------   ------------   ------------   -----------   -----------
Calculation of Earnings
  Additions:
    Income before tax................  $10,308,000    $ 9,710,000    $ 8,926,000    $ 2,889,000   $ 2,788,000
    Income from equity investees.....     (402,000)      (369,000)      (378,000)       (73,000)      (98,000)
    Fixed charges....................    8,796,000      9,683,000     11,978,000      2,618,000     2,092,000
    Amortization of capitalized
      interest.......................           --             --             --             --            --
    Distributed income of equity
      investees......................           --             --             --             --            --
    Share of pre-tax losses of equity
      investees for which charges
      arising from guarantees are
      included in fixed charges......           --             --             --             --            --
  Subtractions:
    Interest capitalized.............           --             --             --             --            --
    Preference security dividend
      requirements...................           --             --             --             --            --
    Minority interest in pre-tax
      income of subsidiaries that
      have not incurred fixed
      charges........................           --             --             --             --            --
                                       -----------    -----------    -----------    -----------   -----------
Earnings.............................  $18,702,000    $19,024,000    $20,526,000    $ 5,434,000   $ 4,782,000
                                       ===========    ===========    ===========    ===========   ===========
Calculation of Fixed Charges
Interest expensed and capitalized....  $ 8,796,000    $ 9,683,000    $11,978,000    $ 2,618,000   $ 2,092,000
Amortized premiums, discounts and
  capitalized expenses related to
  indebtedness.......................           --             --             --             --            --
Interest expense within rental
  expense............................           --             --             --             --            --
Preference security dividend
  requirements of consolidated
  subsidiaries.......................           --             --             --             --            --
                                       -----------    -----------    -----------    -----------   -----------
Fixed Charges........................  $ 8,796,000    $ 9,683,000    $11,978,000    $ 2,618,000   $ 2,092,000
                                       ===========    ===========    ===========    ===========   ===========
Earnings to Fixed Charges............        212.6%         196.5%         171.4%         207.6%        228.6%
                                       ===========    ===========    ===========    ===========   ===========



SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



     The following summary unaudited pro forma consolidated income statement data and per share information of FMB for the three year period ended December 31, 2004 give effect to the merger as if it had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet data of FMB for the three month periods ended March 31, 2004 and 2005 give effect to the merger as if it had occurred on March 31, 2004. The pro forma financial data assumes that 106,500 shares of FMB common stock are cashed-out in connection with the merger and an expected reduction in expenses incurred by the surviving corporation realized in connection with termination of registration with the SEC. The pro forma information set forth below is not necessarily indicative of what FMB's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be realized by FMB in the future.

                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MARCH 31,       MARCH 31,
                                       2004           2003           2002           2005            2004
                                   ------------   ------------   ------------   -------------   -------------
Balance Sheet
  Assets
    Cash and cash equivalents....  $ 37,796,250   $ 33,690,250   $ 54,012,250   $ 29,902,600    $ 24,388,600
    Investments..................   162,009,000    143,327,000    138,605,000    164,893,000     153,712,000
    Loans........................   382,691,000    367,126,000    340,719,000    386,391,000     386,794,000
    Other........................    37,602,000     35,733,000     30,397,000     38,709,000      35,929,000
                                   ------------   ------------   ------------   ------------    ------------
  Total Assets...................  $620,098,250   $579,876,250   $563,733,250   $619,895,600    $582,823,600
                                   ============   ============   ============   ============    ============
  Liabilities
    Deposits.....................  $445,786,000   $428,284,000   $416,099,000   $435,670,000    $422,078,000
    Repurchase agreements &
      borrowings.................   103,900,000     87,269,000     89,022,000    113,144,000      92,989,000
    Other........................     6,616,000      6,177,000      6,405,000      6,758,000       6,973,000
                                   ------------   ------------   ------------   ------------    ------------
  Total Liabilities..............   556,302,000    521,730,000    511,526,000    555,572,000     522,040,000
                                   ------------   ------------   ------------   ------------    ------------
  Shareholder's Equity(1)........    63,796,250     58,146,250     52,207,250     64,323,600      60,783,600
                                   ------------   ------------   ------------   ------------    ------------
  Total Liabilities and
    Shareholder's Equity.........  $620,098,250   $579,876,250   $563,733,250   $619,895,600    $582,823,600
                                   ============   ============   ============   ============    ============
Income Statement
  Interest income................  $ 28,042,000   $ 27,189,000   $ 30,811,000   $  7,613,000    $  6,656,000
  Interest expense...............     8,796,000      9,683,000     11,978,000      2,618,000       2,092,000
                                   ------------   ------------   ------------   ------------    ------------
  Net interest income............    19,246,000     17,506,000     18,833,000      4,995,000       4,564,000
  Provision for loan losses......       450,000      1,250,000      1,950,000        100,000         100,000
                                   ------------   ------------   ------------   ------------    ------------
  Net interest income after
    provision for loan losses....    18,796,000     16,256,000     16,883,000      4,895,000       4,464,000
  Other income...................     6,494,000      7,887,000      6,585,000      1,743,000       2,053,000
  Other expense(2)...............    14,322,000     14,268,000     14,392,000      3,584,000       3,564,000
                                   ------------   ------------   ------------   ------------    ------------
  Net income before taxes........    10,968,000      9,875,000      9,076,000      3,054,000       2,953,000
  Provision for income
    taxes(2).....................     2,665,000      2,146,000      1,896,000        766,000         705,000
                                   ------------   ------------   ------------   ------------    ------------
  Net income.....................  $  8,303,000   $  7,729,000   $  7,180,000   $  2,288,000    $  2,248,000
                                   ============   ============   ============   ============    ============
Shares...........................     6,830,768      6,830,768      6,830,768      6,830,768       6,830,768
Income per common share from
  continuing operations..........  $       1.22   $       1.13   $       1.05   $       0.33    $       0.33
Net income per common share......  $       1.22   $       1.13   $       1.05   $       0.33    $       0.33
Earnings to fixed charges........         220.1%         198.2%         172.6%         213.9%          236.5%
Book value per share.............  $       9.34   $       8.51   $       7.64   $       9.42    $       8.90


---------------


(1) Assumes 106,500 shares were repurchased at $19.60. The expected effect of the transaction would be a debit to Stockholders' Equity and a credit to Cash of $2,087,400.



(2) The pro forma information has been adjusted to give effect to the assumed savings realized from termination of registration with the SEC. For purposes of this calculation, the following savings in other expenses were assumed:
    2002 - $150,000; 2003 - $165,000; 2004 - $660,000. For purposes of the March
    31, 2004 and 2005 pro forma information, a pro rata portion of the savings was recognized. The tax expense also reflects additional income resulting from a reduction in expenses.



SUMMARY PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES



     FMB's pro forma consolidated ratios of earnings to fixed charges for (i) the three most recent fiscal years ended December 31, 2004, and (ii) the three month periods ended March 31, 2004 and 2005. The following pro forma information gives effect to an expected reduction in expenses realized by the surviving corporation in connection with termination of registration with the SEC. The pro forma information set forth below is not necessarily indicative of what FMB's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be realized by FMB.



                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,    MARCH 31,
  RATIO OF EARNINGS TO FIXED CHARGES:        2004           2003           2002          2005         2004
  -----------------------------------    ------------   ------------   ------------   ----------   ----------
Calculation of Earnings
  Additions:
    Income before tax..................  $10,968,000    $ 9,875,000    $ 9,076,000    $3,054,000   $2,953,000
    Income from equity investees.......     (402,000)      (369,000)      (378,000)      (73,000)     (98,000)
    Fixed charges......................    8,796,000      9,683,000     11,978,000     2,618,000    2,092,000
    Amortization of capitalized
      interest.........................           --             --             --            --           --
    Distributed income of equity
      investees........................           --             --             --            --           --
    Share of pre-tax losses of equity
      investees for which charges
      arising from guarantees are
      included in fixed charges........           --             --             --            --           --
  Subtractions:
    Interest capitalized...............           --             --             --            --           --
    Preference security dividend
      requirements.....................           --             --             --            --           --
    Minority interest in pre-tax income
      of subsidiaries that have not
      incurred fixed charges...........           --             --             --            --           --
                                         -----------    -----------    -----------    ----------   ----------
Earnings...............................  $19,362,000    $19,189,000    $20,676,000    $5,599,000   $4,947,000
                                         ===========    ===========    ===========    ==========   ==========
Calculation of Fixed Charges
Interest expensed and capitalized......  $ 8,796,000    $ 9,683,000    $11,978,000    $2,618,000   $2,092,000
Amortized premiums, discounts and
  capitalized expenses related to
  indebtedness.........................           --             --             --            --           --
Interest expense within rental
  expense..............................           --             --             --            --           --
Preference security dividend
  requirements of consolidated
  subsidiaries.........................           --             --             --            --           --
                                         -----------    -----------    -----------    ----------   ----------
Fixed Charges..........................  $ 8,796,000    $ 9,683,000    $11,978,000    $2,618,000   $2,092,000
                                         ===========    ===========    ===========    ==========   ==========
Earnings to Fixed Charges..............        220.1%         198.2%         172.6%        213.9%       236.5%
                                         ===========    ===========    ===========    ==========   ==========
Book Value per Share...................  $      9.50    $      8.68    $      7.82    $     9.42   $     8.90


             APPRAISAL RIGHTS AND DISSENTERS' RIGHTS; ESCHEAT LAWS

     No appraisal or dissenters' rights are available under Wisconsin law to shareholders. There may exist other rights or actions under Wisconsin law or federal or state securities laws for shareholders who can prove a violation of law and have been damaged by the merger. Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are converted into the right to receive the merger consideration and whose addresses are unknown to us, or who do not return their FMB common stock certificate(s) and request either a cash payment or a stock certificate representing shares of the surviving corporation, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them in the case of a redeeming shareholder, or the surviving corporation common stock certificate in the case of continuing shareholders.

     For example, with respect to shareholders whose last known addresses are in Wisconsin, as shown by our records, the period is five years. Following the expiration of that five-year period in certain circumstances, the escheat laws of Wisconsin would likely cause the cash payments to escheat to the State of Wisconsin. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Wisconsin, those states may have abandoned property laws that call for the state to obtain either custodial possession of property that has been unclaimed until the owner reclaims it, or escheat of such property to the state. Under the laws of these other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the record shareholder, then unclaimed cash-out payments would be turned over to our state of principal business location, Wisconsin, in accordance with its escheat laws.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In general, if you are a redeeming shareholder and receive cash in exchange for your shares of FMB common stock, it will be a taxable transaction for U.S. federal income tax purposes, unless the shares are owned by a nontaxable entity such as a tax-qualified pension fund (as in the case of a typical section 401(k) account) or a tax-qualified Individual Retirement Account. Subject to limited exceptions, a redeeming shareholder will generally recognize a capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the shares redeemed. Any capital gain or loss will generally constitute a long-term capital gain or loss if the holding period for the holder's shares redeemed is greater than one year as of the effective time of the merger and a short-term capital gain or loss if the holding period is one year or less as of the effective time of the merger. The federal income tax treatment of a long-term capital gain or loss may be different from that of a short-term capital gain or loss, depending on the holder's personal circumstances. For example, for individuals, the federal income tax rate on long-term capital gain is generally a maximum of 15%, whereas short term capital gain generally is taxed at the same rates as ordinary income, which can be significantly higher than the tax rates on long-term capital gain. This general description is subject to several exceptions based on complex constructive ownership rules that may treat persons as owning any shares that are owned (actually or in some cases constructively) by related individuals and entities, as well as shares that the person has the right to acquire by exercise of an option or by conversion or exchange of a security. If one or more of these exceptions apply, the entire amount of cash received in exchange for the shares (without reduction for tax basis) may be taxable as dividend income. FMB believes that, subject to certain exceptions, such dividends would constitute "qualified dividends," meaning that the full amount received by an individual generally would be subject to tax at a maximum federal income tax rate of 15% (again, without reduction for tax basis in the shares). Different income tax rules may apply if the holder is itself a corporation rather than an individual. Among these different rules is that there is no special corporate tax rate for "qualified dividends," although a corporate holder may, subject to certain exceptions, qualify for some amount of a dividends received deduction with respect to any dividend. All shareholders are urged to consult with their personal tax advisers with respect to the particular federal, state, local, and foreign tax consequences to them as a result of cashing out their shares pursuant to the terms of the merger.

     In general, if you are a continuing shareholder who receives shares of the surviving corporation's common stock in the merger and you do not receive any cash as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The tax basis of the surviving corporation's common stock received in exchange for shares of FMB common stock will generally be equal to your adjusted tax basis in the FMB common stock that you currently hold. Shares of the surviving corporation's common stock generally will have a holding period that includes the holding period of the FMB shares exchanged.

     U.S. FEDERAL INCOME TAX WITHHOLDING FOR NON-U.S. SHAREHOLDERS. In general, for purposes of this summary, the term "Non-U.S. shareholder" means a beneficial owner of shares of FMB common stock that is neither a citizen nor a resident of the United States. The depository generally will treat the cash received by Non-U.S. shareholders as a dividend distribution from us. Accordingly, the depository generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. shareholder or his or her agent unless the depository determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. shareholder's conduct of a trade or business within the U.S. Non-U.S. shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure for any excess withholding.

     BACKUP WITHHOLDING. By signing the letter of transmittal, you are certifying that the number shown on the letter of transmittal is your correct taxpayer identification number, you are a U.S. person, and you are not subject to backup withholding. A U.S. person (which includes a U.S. citizen and a U.S. resident, whether or not a citizen) may be subject to backup withholding at a rate of 28% with respect to the number of shares redeemed in connection with the merger to this unless such shareholder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact; or (ii) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the shareholder is a U.S. person, the taxpayer identification number is correct, and that the shareholder is not subject to backup withholding because of a failure to report all applicable payments.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the merger. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate into this Information Statement by reference information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Information Statement, except for any information that is modified or superseded by information contained in this Information Statement or any other subsequently filed document.

     The following financial information has been filed by us with the SEC and is incorporated by reference into this Information Statement:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004; and


     - Quarterly Report on Form 10-Q for the three months ended September 30, 2004, filed with the SEC on November 9, 2004;



     - Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005; and



     - Quarterly Report on Form 10-Q for the three months ended March 31, 2005, filed with the SEC on March 9, 2005.


     The financial information incorporated by reference is an important part of this Information Statement and we urge you to read this financial information in its entirety.

     No person is authorized to give any information or represent anything not contained in this Information Statement. The information contained in this Information Statement, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

     The documents containing information incorporated by reference into this Information Statement are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to FMB. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

     First Manitowoc Bancorp, Inc.
     402 North Eighth Street
     Manitowoc, Wisconsin 54221-0010

     Additional copies of this Information Statement, the letter of transmittal or other merger materials may be obtained from FMB.